Exhibit 10.1

CREDIT AGREEMENT

dated as of March 31, 2021

by and among

FULL HOUSE RESORTS, INC.,

as Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent,

and

CAPITAL ONE, NATIONAL ASSOCIATION,

as Sole Lead Arranger and Bookrunner

i

ii

SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Existing Liens
Schedule 6.01(c)	Governmental Approvals
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(o)	Properties
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 7.01(t)	Post-Closing Deliverables
Schedule 7.02(g)	Existing Affiliate Transactions

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of LIBOR Notice
Exhibit E	Revolving Loan Note

iii

CREDIT AGREEMENT

Credit Agreement, dated as of March 31, 2021, by and among Full House Resorts, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors from time to time party hereto, the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and Capital One, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a revolving credit facility in an aggregate principal amount not to exceed $15,000,000 at any time outstanding, which will include a subfacility for the issuance of letters of credit in an aggregate amount not to exceed $5,000,000.

The proceeds of any Revolving Loan shall be used for general working capital and other corporate purposes of the Borrower and the other Loan Parties (other than Cripple Creek Expansion Project Costs) and to pay fees and expenses related to this Agreement.  The letters of credit will be used for general working capital and other corporate purposes of the Borrower and the other Loan Parties (other than Cripple Creek Expansion Project Costs).  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01Definitions.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” means each of the Administrative Agent and the Collateral Trustee.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(y).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means (a) for the period beginning on the Effective Date and ending on, but excluding, the Final Completion Date, a per annum rate of interest equal to (i) in the case of any Reference Rate Loan (or any portion thereof), 2.50% and (ii) in the case of any LIBOR Rate Loan (or any portion thereof), 3.50% and (b) from and after the Final Completion Date, a per annum rate of interest equal to (i) in the case of any Reference Rate Loan (or any portion thereof), 2.00% and (ii) in the case of any LIBOR Rate Loan (or any portion thereof), 3.00%.

“Acquired Debt” means, with respect to any specified Person, (1) Indebtedness, Disqualified Equity Interests or preferred stock of any other Person existing at the time such other Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness, Disqualified Equity Interests or preferred stock is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person;

and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person; provided that, for the avoidance of doubt, if such Indebtedness, Disqualified Equity Interests, or preferred stock is redeemed, retired, or defeased (whether by covenant or legal defeasance), repurchased, discharged or otherwise repaid or acquired (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (whether covenant or legal), discharge or repayment or other acquisition) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged, acquired, consolidated, liquidated or amalgamated with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness, Disqualified Equity Interests, or preferred stock shall not constitute Acquired Debt.

“Arranger” means Capital One, National Association, in its capacity as sole lead arranger and bookrunner.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president, executive vice president or vice president of such Person.

“Availability” means, at any time, an amount equal to (a) the Total Revolving Credit Commitment less (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and (ii) all Letter of Credit Obligations.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blocked Person” means any Person:

(a)(i) that is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC; (ii) that resides, is organized or chartered, or has a place of business in a country or territory that is the subject of an OFAC Sanctions Program; or (iii) which a U.S. Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b)that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrower’s Liquidity” means, as of any date of determination, the sum of (a) Availability as of such date and (b) the aggregate amount of unrestricted cash and Cash Equivalents on hand of the Loan Parties (excluding amounts on deposit in the Disbursement Agreement Accounts (as defined in the Senior Secured Notes Indenture as in effect on February 12, 2021)) (it being understood that cash or Cash Equivalents of the Loan Parties shall not be considered “restricted” for this purpose solely due to the restrictions set forth in any Secured Debt Document (as defined in the Collateral Trust Agreement)) maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are maintained with the Administrative Agent or subject to Control Agreements as of such date.

“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capitalized Lease” means, with respect to any Person and subject to Section 1.04(a), any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within twelve months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P 1 by Moody’s or A 1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Bank” means any Person that provides Cash Management Services to a Loan Party to the extent that (a) such Person is a Lender, an Affiliate of a Lender or any other

Person that was a Lender (or an Affiliate of a Lender) at the time it entered into such Cash Management Services but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement or (b) such Person is a Lender or an Affiliate of a Lender on the Effective Date and the applicable Cash Management Services were entered into on or prior to the Effective Date (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Cash Management Obligations” means Indebtedness and other obligations owed by any Loan Party to any Cash Management Bank in respect of or in connection with any Cash Management Services and designated by the Cash Management Bank in writing to the Administrative Agent, as set forth in the first proviso in the definition of “Cash Management Services”.

“Cash Management Services” means any of the following products, services or facilities extended to any Loan Party by any Cash Management Bank: (a) any services provided from time to time to any Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services and all other treasury and cash management services; and (b) commercial credit card, purchase card and merchant card services; provided, however, that for any of the foregoing to be included as “Obligations” for purposes of a distribution under Section 4.03(b), the applicable Cash Management Bank must have previously provided written notice to the Administrative Agent of the existence of such Cash Management Services.  Any Cash Management Services established from and after (but not prior to) the time that the Lenders have received prior written notice from the Borrower or the Administrative Agent (or the Administrative Agent otherwise has knowledge) that an Event of Default exists, until such Event of Default has been waived in accordance with Section 9.01, shall not be included as “Obligations” for purposes of a distribution under Section 4.03(b).

“CFC” means a controlled foreign corporation as defined in Section 957 of the United States Internal Revenue Code of 1986, as amended.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the properties or assets of the Borrower, or the Borrower and its Restricted Subsidiaries taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act);

(b)the adoption of a plan relating to the liquidation or dissolution of the Borrower; or

(c)the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Borrower (measured by voting power rather than number of shares), other than in connection with any transaction or transactions in which the record holders of the Voting Stock of the Borrower immediately prior to such transaction or transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Borrower immediately following such transaction or series of transactions.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.  For the avoidance of doubt, the “Collateral” shall exclude the Senior Secured Notes Separate Collateral and Excluded Assets (as defined in the Security Agreement).

“Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated as of February 12, 2021, among the Borrower, the Subsidiary Guarantors party thereto from time to time, the Administrative Agent, the Senior Secured Notes Trustee, the other Secured Debt Representatives (as defined therein) from time to time party thereto and the Collateral Trustee.

“Collateral Trustee” means Wilmington Trust, National Association, in its capacity as collateral trustee under the Collateral Trust Agreement, together with its successors in such capacity.

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iii).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(a)provision for taxes based on income or profits of such Person for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)Fixed Charges of such Person for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(c)any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers’ acceptance financings) associated with any Indebtedness, including a refinancing thereof (whether or not successful) and the offering of the notes, any acquisition, any disposition, any equity offering, any recapitalization or Permitted Investment to the extent deducted in computing such Consolidated Net Income; plus

(d)cost savings that result, and cost savings that are expected in good faith to result, from actions taken, committed to be taken or planned to be taken, in each case within 12 months after the end of the relevant four consecutive fiscal quarters as certified in an officer’s certificate and calculated on a “run rate” basis such that the full recurring benefit associated therewith is taken into account without double counting the amount of actual benefits realized in connection therewith, during such four consecutive fiscal quarter period; provided that the aggregate amount added back in any period pursuant to this clause (d) shall not exceed 20% of Consolidated Cash Flow (calculated prior to any adjustment pursuant to this clause (d)); plus

(e)Pre-Opening Expenses not to exceed $10.0 million in any period of four consecutive fiscal quarters; plus

(f)any unusual or non-recurring losses or expenses not to exceed $2.5 million in any period of four consecutive fiscal quarters; plus

(g)depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses, losses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person for such period to the extent that such depreciation, amortization and other non-cash expenses, losses or charges were deducted in computing such Consolidated Net Income; plus

(h)any losses resulting from mark to market accounting of swap contracts or other derivative instruments; plus

(i)the amount of any restructuring costs, charges, accruals, expenses or reserves (including those relating to severance, relocation costs, contract termination costs and one-time compensation charges), costs and expenses incurred in connection with any non-recurring strategic initiatives, integration costs, referendum costs and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses) and costs associated with establishing new facilities (other than to the extent such items represent the reversal of any accrual or reserve added back in a prior period); minus

(j)non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded: (i) the cumulative effect of a change in accounting principles; (ii) non-cash losses relating to the impairment or write-down in the carrying value of assets (including the impairment charges for any goodwill); (iii) any losses or write-offs of deferred financing charges and/or original issue discount in connection with the repayment of Indebtedness by the Borrower or any of its Restricted Subsidiaries; (iv) any non-cash gains or losses attributable to movement in the mark-to-market valuation of Hedging Obligations; (v) any gain or loss (together with any related provision for taxes thereon) realized in connection with any asset sale outside the ordinary course of business, (vi) any non-cash charges or expenses related to the repurchase of stock options or the Warrants, (vii) any expenses or reserves for liabilities to the extent that the Borrower or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided that any such liabilities for which the Borrower or any of its Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that the Borrower or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (vii)), (viii) losses, to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is not denied by the applicable carrier in writing within 180 days and in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, (ix) the Net Income of any Unrestricted Subsidiary; provided, that Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or are payable in cash to the Borrower or a Restricted Subsidiary thereof in respect of such period by such Persons (or to the extent converted into cash).

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of: (a) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus (b) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of Preferred Stock (other than Disqualified Equity Interests) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such Preferred Stock.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification or other similar obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made with respect thereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Collateral Trustee, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Trustee.

“Core Property” means, collectively, Grand Lodge Casino in Incline Village, Nevada, Rising Star Casino Resort in Rising Sun, Indiana, Stockman’s Casino in Fallon, Nevada, Silver Slipper Casino Hotel in Bay St. Louis, Mississippi, and Bronco Billy’s in Cripple Creek, Colorado.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to such term in Section 12.23.

“Cripple Creek Expansion Project” means the additional parking structure with at least 300 parking spaces, hotel with at least 256 rooms, casino with at least 720 gaming positions (assuming each table represents six gaming positions) and related amenities proposed for construction after the date hereof in Cripple Creek, Colorado substantially adjacent to Bronco Billy’s Hotel & Casino, Buffalo’s Casino, and Billy’s Casino.

“Cripple Creek Expansion Opening Date” has the meaning assigned to such term in the Senior Secured Notes Indenture.

“Cripple Creek Expansion Opening Deadline” has the meaning assigned to such term in the Senior Secured Notes Indenture.

“Cripple Creek Expansion Project Costs” has the meaning assigned to the term “Project Costs” in the Disbursement Agreement as in effect on February 12, 2021.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Revolving Loans within 2 Business Days of the date such Revolving Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within 2 Business

Days of the date when due, (b) has notified the Borrower or the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Revolving Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after prior written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (e) has become the subject of a Bail-In Action.  Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“Designation” has the meaning specified therefor in Section 7.01(r)(i).

“Designation Amount” has the meaning specified therefor in Section 7.01(r)(i)(B).

“Disbursement Agent” means Wilmington Trust, National Association, in its capacity as disbursement agent under the Disbursement Agreement, together with any of its successors in such capacity.

“Disbursement Agreement” means that certain Cash Collateral and Disbursement Agreement, dated as of February 12, 2021, by and among the Borrower, the Disbursement Agent, the Senior Secured Notes Trustee and the independent construction consultant party thereto.

“Disposition” means the sale, lease, conveyance or other disposition of any assets or rights of the Borrower or any of its Restricted Subsidiaries to any party that is not the Borrower or any such Restricted Subsidiary; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by the provisions of Section 7.02(c) and not by the provisions of Section 7.02(e).

“Disqualification” means, with respect to any Person:

(a)the failure of such Person to timely file pursuant to applicable Gaming Laws (i) any application required of such Person by any Gaming Authorities in connection with any licensing or approval required of such Person as a lender to the Borrower pursuant to applicable Gaming Laws or (ii) any application or other papers, in each case, required by any Gaming Authority in connection with a determination by such Gaming Authority of the suitability of such Person as a lender to the Borrower;

(b)the withdrawal by such Person (except where requested or permitted by any Gaming Authority) of any such application or other required papers;

(c)any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such Person is “unsuitable” as a lender to the Borrower, (ii) that such Person shall be “disqualified” as a lender to the Borrower or (iii) denying the issuance to such Person of a license or finding of suitability or other approval or waiver; or

(d)such Person has otherwise failed to obtain a license or finding of “suitability” or other approval required by a Gaming Authority pursuant to applicable Gaming Laws which failure results in a Material Adverse Effect on the Borrower and/or any Restricted Subsidiary.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Revolving Loans and all other Obligations and the termination of the Commitments), (c) requires scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 180 days after the Final Maturity Date.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified therefor in Section 5.01.  The Effective Date occurred on March 31, 2021.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by the Borrower or any of its Restricted Subsidiaries or any predecessor in interest; (b) from adjoining properties or businesses; or (c) onto any facilities which received Hazardous Materials generated by the Borrower or any of its Restricted Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by the Borrower or any of its Restricted Subsidiaries or (b) any facility which received Hazardous Materials generated by the Borrower or any of its Restricted Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Offering” means any public offering or private sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower pursuant to which the Borrower receives net proceeds of at least $5.0 million.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Event of Loss” means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” has the meaning specified therefor in the Security Agreement.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Revolving Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Revolving Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any withholding Taxes imposed under FATCA.

“Expansion Capital Expenditures” means any capital expenditure by the Borrower or any of its Restricted Subsidiaries in respect of the purchase, construction or other acquisition of any fixed or capital assets or the refurbishment of existing assets or properties that, in the Borrower’s reasonable determination, adds to or significantly improves (or is reasonably expected to add to or significantly improve) the property of the Borrower and its Restricted Subsidiaries, excluding capital expenditures made in the ordinary course made to maintain, repair, restore or refurbish the property of the Borrower and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person’s day to day operations as then conducted.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Extraordinary Receipts” means (a) proceeds of insurance (other than to the extent such insurance proceeds are (i) payable to a Person that is not the Borrower or any of its Restricted Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Borrower or any of its Restricted Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (b) condemnation awards (and payments in lieu thereof), (c) the proceeds of judgments or proceeds of litigation settlements, (d) indemnity payments arising under definitive documentation executed in connection with any acquisition permitted hereunder and (e) any purchase price adjustment (other than working capital adjustments) received in connection with any purchase agreement entered into in connection with an acquisition permitted hereunder, in each case, net of expenses incurred in connection with the collection thereof.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower, and as evidenced by a resolution of the Board of Directors of the Borrower and an officer’s certificate if expected to be greater than $2.5 million.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Effective Rate” means an interest rate per annum equal to the weighted average of the rates for overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it, it being understood that the Federal Funds Effective Rate for any day which is not a Business Day shall be the Federal Funds Effective Rate for the next preceding Business Day.

“FF&E” means furniture or equipment used in the ordinary course of the business of the Borrower or any of its Subsidiaries.

“Final Completion Date” has the meaning specified therefor in the Disbursement Agreement as in effect on February 12, 2021.

“Final Maturity Date” means the date that is the fifth anniversary of the Effective Date.

“Financial Statements” means (a) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2019, and December 31, 2018, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended; and (b) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and the related consolidated statement of operations, shareholder’s equity and cash flows for the six months then ended.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st of each year.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period.  In the event that the specified Person or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge

Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided that for the purposes of calculating (i) Fixed Charge Coverage Ratio as of the end of the first full fiscal quarter after an Expansion Capital Expenditure (including the Cripple Creek Expansion Project) or any new operations of the Borrower or any Restricted Subsidiary that was organically developed (e.g., not an acquisition but self-developed or self-constructed) opened for business (each, a “Pro-rating Event”), the Consolidated Cash Flow attributable to such Pro-rating Event shall be deemed to equal (x) the Consolidated Cash Flow attributable to such Pro-rating Event for the one full fiscal quarter after the Pro-rating Event multiplied by (y) 4.0, (ii) Fixed Charge Coverage Ratio as of the end of the second full fiscal quarter after the Pro-rating Event, the Consolidated Cash Flow attributable to such Pro-rating Event shall be deemed to equal (x) the Consolidated Cash Flow attributable to such Pro-rating Event for the two full fiscal quarters after the Pro-rating Event multiplied by (y) 2.0, and (iii) the Fixed Charge Coverage Ratio as of the end of the third full fiscal quarter after the Pro-rating Event, Consolidated Cash Flow attributable to such Pro-rating Event shall be deemed to equal (x) the Consolidated Cash Flow attributable to such Pro-rating Event for the three full fiscal quarters after the Pro-rating Event multiplied by (y) 1.333.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries acquired by the specified Person or any of its Subsidiaries, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(a)the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates, but excluding (i) amortization of debt issuance costs, (ii) non-cash interest and (iii) non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments; plus

(b)the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; plus

(c)any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(d)the amount of all dividend payments on any series of Disqualified Equity Interests or Preferred Stock of such Person or Preferred Stock of such Person’s Subsidiaries (other than dividends paid in Qualified Equity Interests and other than dividends paid by a Subsidiary of such Person to such Person or a Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period.

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Official” has the meaning specified therefor in Section 6.01(y).

“FSHCO” means any direct or indirect Domestic Subsidiary that has no material assets other than capital stock (or capital stock and Indebtedness) of one or more direct or indirect CFCs.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means, subject to Section 1.04(a), generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that, for the purpose of Section 7.03 hereof and the definitions used therein, (i) “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, and (ii) if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Gaming” means any and all gaming activities authorized under applicable state law.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the federal government or any state, city or other political subdivision, whether now or hereafter in existence, or any officer or official thereof, and any division of any other agency, but only to the extent that such agency, authority, board, bureau, commission, department, office or instrumentality possesses authority to regulate any Gaming operation owned, managed or operated, or proposed to be owned, managed or operated, by the Borrower or any of its Restricted Subsidiaries.

“Gaming Facility” means, collectively, (a) each Core Property and (b) any other casino or other Gaming, wagering or racing establishment or operation owned, managed, leased or operated by the Borrower or any of its Restricted Subsidiaries from time to time, including, in each case, the land on which each such facility is located, the buildings and other improvements thereon, and the fixtures located thereat or used in connection therewith.

“Gaming Laws” means the gaming laws or regulations of any jurisdiction or jurisdictions to which the Borrower or any of its Restricted Subsidiaries are, or may at any time after the Effective Date, be subject.

“Gaming License” means every license, permit, franchise or other authorization from any Gaming Authority required on the Effective Date or at any time thereafter to own, lease, operate or otherwise conduct Gaming activities of the Borrower or any of its Restricted Subsidiaries, including all licenses granted under applicable federal, state, foreign or local laws.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement (or equivalent or comparable organizational documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization (or equivalent or comparable organizational documents with respect to any non-U.S. jurisdiction); and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Gaming Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” means securities that are: (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America; which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) the Borrower, (b) each Restricted Subsidiary of the Borrower listed as a “Guarantor” on the signature pages hereto, and (c) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Administrative Agent, made by any other Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (b) other agreements or arrangements designed to manage interest rates or interest rate risk; and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Highest Lawful Rate” means, with respect to the Administrative Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Administrative Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Inactive Subsidiary” means any Restricted Subsidiary of the Borrower which has no assets or business operations and generates no revenue.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent: (a) in respect of borrowed money; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing Capitalized Lease Obligations or Attributable Debt in respect of sale and leaseback transactions; (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or (f) representing any Hedging Obligations, in each case if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any case or proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the date hereof, among the Borrower and its Subsidiaries in favor of the Administrative Agent.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (a)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986 and the rules and regulations thereunder, each as amended or modified from times to time.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to directors, officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The acquisition by the Borrower or any of its Restricted Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 7.02(f).  Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issuing Lender” and “Issuing Lenders” mean Capital One, National Association, in its capacity as issuer of Letters of Credit hereunder, or such other Lender as designated by the Borrower and approved by the Administrative Agent; provided that such Lender has agreed to be an Issuing Lender, together with any successor thereto.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Restricted Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“L/C Disbursement” has the meaning specified therefor in Section 2.13(a).

“Joint Venture” means any Person, other than an individual or a wholly owned Subsidiary of the Borrower, in which the Borrower or a Restricted Subsidiary or the Borrower (directly or indirectly) holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership).

“L/C Subfacility” means that portion of the Total Revolving Credit Commitment equal to $5,000,000.

“Lender” has the meaning specified therefor in the preamble hereto, and includes each lender with a Revolving Credit Commitment or a Revolving Loan.

“Letter of Credit” has the meaning specified therefor in Section 2.13(a).

“Letter of Credit Collateral Account” has the meaning specified therefor in the definition of Letter of Credit Collateralization.

“Letter of Credit Collateralization” means, as to any Letter of Credit, (a) providing cash collateral (pursuant to documentation reasonably satisfactory to the Issuing Lender, including provisions that specify that the Letter of Credit Fee attributable to such Letter of Credit set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding) to be held in an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (the “Letter of Credit Collateral Account”) in an amount equal to 105% of the then existing Letter of Credit Obligations attributable to such Letter of Credit, or (b) providing the Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to the Issuing Lender, from a commercial bank acceptable to the Issuing Lender (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Obligations attributable to such Letter of Credit (it being understood that the Letter of Credit Fee set forth in this Agreement will continue to accrue while such Letter of Credit is outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Fee” has the meaning specified therefor in Section 2.15(a).

“Letter of Credit Obligations” means, as to any outstanding Letter of Credit at any time and without duplication, the aggregate maximum amount available for drawing under such Letter of Credit at such time and any unreimbursed amounts.

“LIBOR” means, relative to any Interest Period, the offered rate for deposits of Dollars for a term coextensive with the designated Interest Period which the ICE Benchmark Administration (or any successor administrator of LIBOR rates) fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is 2 Business Days prior to the beginning of such Interest Period.  If such day is not a Business Day, the LIBOR Rate shall be determined on the next preceding day which is a Business Day.  If for any reason the Administrative Agent cannot determine such offered rate by the ICE Benchmark Administration (or any successor administrator of LIBOR rates), the Administrative Agent may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.  Notwithstanding the foregoing, for purposes of this Agreement, LIBOR shall in no event be less than 0.00% at any time.

“LIBOR Deadline” has the meaning specified therefor in Section 2.07(a).

“LIBOR Notice” means a written notice substantially in the form of Exhibit D.

“LIBOR Option” has the meaning specified therefor in Section 2.07(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (a) LIBOR for such Interest Period by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“License Revocation” means (a) the revocation, failure to renew or suspension of any Gaming License held by the Borrower or any Restricted Subsidiary thereof, or (b) the appointment of a receiver, supervisor or similar official with respect to any Gaming Facility owned, leased, operated, managed or used by the Borrower or any of its Restricted Subsidiaries.

“Lien” means with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Revolving Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, the Security Agreement, the Collateral Trust Agreement, any Control Agreement, any Guaranty, any Joinder Agreement, any Mortgage, any Ship Mortgage, the Intercompany Subordination Agreement, any landlord waiver, any collateral access agreement, any promissory notes, any fee letter and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Revolving Loan or any other Obligation.

“Loan Party” means the Borrower and any Guarantor.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their payment or other material obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the material rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Trustee for the benefit of the Secured Parties on Collateral having a fair market value in excess of $5,000,000; provided, that, exclusively with respect to subclause (a) of this definition and solely during the period from the Effective Date through June 30, 2021, any event, development or circumstance directly related to the COVID-19 pandemic on the business, assets, financial condition or results of operations on the Loan Parties, taken as a whole, will be disregarded for the purposes of determining the satisfaction of the condition specified in Section 5.01(e) and the accuracy of the representation made in Section 6.01(g).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, assignment of leases and rents and/or assignment of entitlements, in form and substance reasonably satisfactory to the Administrative Agent, made by a Loan Party in favor of the Collateral Trustee for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Trustee.

“Mortgaged Property” means any owned or leased real property of a Loan Party that is or is required to become encumbered by a Mortgage in favor of the Collateral Trustee, for the benefit of the Secured Parties, in accordance with the terms of this Agreement.

“Mortgaged Vessel” means any Vessel of a Loan Party that is or is required to become encumbered by a Ship Mortgage in favor of the Collateral Trustee, for the benefit of the Secured Parties, in accordance with the terms of this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

“Net Cash Proceeds” means, with respect to any issuance or incurrence of any Indebtedness, any Disposition or the receipt of any Extraordinary Receipts by the Borrower or any of its Restricted Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Borrower or such Restricted Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement and other Indebtedness that is subject to the Collateral Trust Agreement), (b) reasonable expenses related thereto incurred by the Borrower or such Restricted Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by the Borrower or such Restricted Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of the Borrower or any of its Restricted Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however (a) any gain, together with any related provision for taxes on such gain, realized in connection with: (a) any Disposition or (b) the disposition of any securities by such Person or the extinguishment of any Indebtedness of such Person and (b) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or the tax effect of any such loss).

“Non-U.S. Lender” has the meaning specified therefor in Section 2.09(d).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (whether or not accruing after the filing of any case under the Bankruptcy Code and whether or not a claim for post-filing or post-petition interest, fees and charges is allowed or allowable in any such proceeding), (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person, (c) Letter of Credit Obligations, and (d) Cash Management Obligations.  In no event shall the Obligations include any Excluded Swap Obligations.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

“Other First Lien Indebtedness” means outstanding Indebtedness that is not incurred under this Agreement and that (a) is secured by the Collateral on a pari passu basis with the Obligations to the extent permitted by this Agreement and (b) is Parity Lien Debt or Priority Lien Debt, in each case, subject to the Collateral Trust Agreement.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12(b)).

“Parity Lien” has the meaning assigned to such term in the Collateral Trust Agreement.

“Parity Lien Debt” has the meaning assigned to such term in the Collateral Trust Agreement.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Business” means (i) Gaming and any other business or activity that in management’s judgment is incidental, related or complementary thereto and/or that supports or tends to increase customer traffic to any property, including without limitation any related hotel, hospitality, food, beverage, entertainment, day care, golf and other resort sports, auto and truck travel plaza or transportation activities and (ii) the management of gaming and related businesses.

“Permitted Debt” has the meaning specified therefor in Section 7.02(b).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (based upon the practices of secured lenders generally) business judgment.

“Permitted Disposition” means:

(a)any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(b)the sale or lease of products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out, non-performing or obsolete assets (including the disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole) in the ordinary course of business and dispositions of FF&E in the ordinary course of business pursuant to an established program for the maintenance and upgrading of such FF&E;

(c)an issuance of Equity Interests by a Restricted Subsidiary that is a Guarantor to the Borrower or to another Restricted Subsidiary that is a Guarantor;

(d)the sale or other disposition of cash or Cash Equivalents;

(e)a Restricted Payment that does not violate Section 7.02(f) or a Permitted Investment;

(f)the exchange of FF&E (including slot machines and other gaming devices) for other similar FF&E which is useful in the Permitted Business;

(g)licenses and sublicenses granted by the Borrower or any of its Restricted Subsidiaries of any software or intellectual property;

(h)the granting of Permitted Liens;

(i)the sale or discount, in each case without recourse, of accounts receivable;

(j)an Event of Loss; and

(k)the voluntary termination of any Hedging Obligations.

“Permitted Investments” means:

(a)any Investment in the Borrower or any of its Guarantors;

(b)any Investment in an Unrestricted Subsidiary, including the licensing or contribution of intellectual property, from the proceeds of an Equity Offering to the extent such proceeds have not been applied pursuant to: (i) the third paragraph of Section 3.07 of the Senior Notes Indenture; (ii) clause (c)(ii) of the first paragraph of Section 7.02(f); (iii) clause (4) of the second paragraph of Section 7.02(f); and (iv) clause (vi) of the second paragraph of Section 7.02(b);

(c)any Investment in Cash Equivalents;

(d)any Investment in Government Securities in accordance with the Disbursement Agreement;

(e)any Investment by the Borrower or any of its Restricted Subsidiaries in a Person, if as a result of that Investment, the Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any of its Guarantors or such Person becomes a Restricted Subsidiary of the Borrower;

(f)any Investment made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with Section 7.02(e);

(g)loans and advances to officers, directors and employees for business-related travel expenses, moving or relocation expenses and other similar expenses, in each case, made in the ordinary course of business;

(h)loans or advances to officers, directors, managers and employees in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(i)any Investment made in gaming debts incurred by patrons of any casino owned or operated by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business or Investments received in settlements made with respect thereto;

(j)any guarantee of Indebtedness permitted to be incurred pursuant to Section 7.02(b);

(k)Investments in prepaid expenses, prepaid assets, negotiable instruments held for collection or deposit and lease, utility and workers’ compensation, performance or other similar deposits made in the ordinary course of business;

(l)Investments acquired after the Effective Date as a result of the acquisition by the Borrower or any of its Restricted Subsidiaries, including by way of a merger, amalgamation or consolidation with or into the Borrower, such Restricted Subsidiary or affiliate entity in a transaction that is not prohibited by Section 7.02(c) after the Effective Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m)any Investment received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes with Persons who are not Affiliates of the Borrower or its Restricted Subsidiaries;

(n)Investments represented by Hedging Obligations, so long as such Hedging Obligations are not used for speculative purposes;

(o)repurchases of the Senior Secured Notes;

(p)Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(q)in connection with the operations of the Cripple Creek Expansion Project or after the Cripple Creek Expansion Opening Date, Investments in Joint Ventures established to develop or operate nightclubs, bars, restaurants, hotels, timeshares, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within, in close proximity to or otherwise for the benefit of any property of the Borrower and its Restricted Subsidiaries (as reasonably determined by Borrower); provided that Investments pursuant to this clause (q) shall not exceed $5.0 million in the aggregate outstanding at any time, plus an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(r)after the Cripple Creek Expansion Opening Date, Investments in Joint Ventures or other non-wholly owned Subsidiaries of the Borrower or any of its Restricted Subsidiaries taken together with all other Investments made pursuant to this clause (r) that are at that time outstanding not to exceed $5.0 million (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus any reduction in the amount of such Investments as provided in the definition of “Investments”;

(s)Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business and any earnest money deposits in connection therewith;

(t)the exercise by Borrower of its lease buyout rights under the Christmas Casino Lease Agreement and the Silver Slipper Lease Agreement; and

(u)after the Cripple Creek Expansion Opening Date, other Investments in any Person other than an Affiliate of the Borrower that is not a Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (u) that are at the time outstanding not to exceed $5.0 million.

“Permitted Liens” means:

(a)Liens to secure the Obligations, which Liens shall be designated as Priority Liens;

(b)Liens in favor of the Borrower or the Guarantors;

(c) Liens on property (including Equity Interests) existing at the time of acquisition of the property by the Borrower or any Restricted Subsidiary of the Borrower; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(d)Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature (including, without limitation, pledges or deposits made in connection with obligatory workers’ compensation laws, unemployment insurance or similar laws) incurred in the ordinary course of business;

(e)Liens to secure Indebtedness permitted by Section 7.02(b)(ii), which Liens may be designated as Parity Liens but not Priority Liens provided that the provider(s), or the trustee, agent or representative of the lenders or providers, of any such Indebtedness has become a party to the Collateral Trust Agreement;

(f)Liens to secure Indebtedness permitted by Section 7.02(b)(v);

(g)Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(h)Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(i)Liens arising as a result of survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j)Liens arising by reward of any judgment, decree or order of any court but not giving rise to an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(l)Liens incurred as a result of any interest or title of a lessor or lessee under any operating lease of property;

(m)Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement to the extent the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged by such Permitted Refinancing Indebtedness was secured by Liens; provided, however, that (i)  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and (iii) such new Lien may be designated as Parity Liens (but not Priority Liens) to the extent the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged by such Permitted Refinancing Indebtedness was so designated;

(n)Liens on construction accounts (including related investments, governmental securities, etc., thereunder) for expansion projects related to Indebtedness permitted to be incurred under this Agreement;

(o)Liens described on Schedule 1.01(B), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(p)pledges incurred or deposits made to secure obligations from contractual requirements relating to the acquisition of licenses for software, purchases of assets, insurance,

environmental remediation or similar matters in the ordinary course of business of the Loan Parties;

(q)Permitted Vessel Liens;

(r)Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(s)filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(t)Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u)grants of software and other technology licenses in the ordinary course of business;

(v)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w)Liens on property or assets (including Equity Interests) of a Person (or its Subsidiaries) existing at the time such Person is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower or otherwise becomes a Subsidiary of the Borrower and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition and do not extend to any assets other than those of such Person (and its Subsidiaries) merged into or consolidated with the Borrower or the Subsidiary or which becomes a Subsidiary of the Borrower;

(x)Liens disclosed by the title insurance policies delivered on or subsequent to the Effective Date and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such Liens and any replacement, extension or renewal are permitted by this Agreement;

(y)Liens securing Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes);

(z)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(aa)Liens to secure Indebtedness incurred under by Section 7.02(b)(xxi); provided that such Indebtedness is secured on a pari passu or junior basis with respect to the Obligations and may be designated as Parity Liens (but not Priority Liens);

(bb)Liens arising under applicable Gaming Laws; provided, however, that no such Lien constitutes a Lien securing repayment of Indebtedness for borrowed money;

(cc)other Liens incidental to the conduct of the business of the Borrower and its Subsidiaries or the ownership of their properties which were not created in connection with the incurrence of Indebtedness and do not in the aggregate materially detract from the value of such properties or materially impair the use thereof; and

(dd)Liens securing Indebtedness; provided, that the principal amount of such Indebtedness secured pursuant to this clause (dd) together with all other Indebtedness then outstanding and secured under this clause (dd) does not to exceed $5.0 million, which Liens may be designated as Parity Liens but not Priority Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, extend, refund, refinance, replace, defease or discharge other Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that:

(a)the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b)such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness has a final maturity date at least one year later than the final maturity date of, and is subordinated in right of payment to, the Obligations, as the case may be, on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(d)if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is secured, such Permitted Refinancing Indebtedness is secured by no more collateral than the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(e)the relevant holders of such extended, refinanced or modified Indebtedness become party to the Collateral Trust Agreement, if and to the extent applicable.

“Permitted Vessel Liens” means maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew’s wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Revolving Loan then outstanding prior to an Event of Default plus 2.0%.

“PPP Legislation” means the SBA’s Paycheck Protection Program created under Title I of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (Pub. L. No. 116-136 (H.R. 748)) (including, without limitation, rules, regulations, guidelines, requirements and directives thereunder or issued in connection therewith or in the implementation thereof, regardless of the date enacted, adopted, issued or implemented).

“PPP Loan Debt” means any Indebtedness incurred by the Borrower or its Subsidiaries pursuant to the PPP Legislation and successor legislation.

“Pre-Opening Expenses” means all costs of start-up activities related to the Cripple Creek Expansion Project that are required to be expensed (and are not capitalized) in accordance with The American Institute of Certified Public Accountants’ Statement of Position 98-5.

“Preferred Stock” means any Equity Interests of a Person that are preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“Prime Rate” has the meaning set forth in the definition of Reference Rate.

“Priority Lien” has the meaning assigned to such term in the Collateral Trust Agreement.

“Priority Lien Debt” has the meaning assigned to such term in the Collateral Trust Agreement.

“Priority Revolver Indebtedness” means, as at any date of determination, all Indebtedness under this Agreement (which, for the avoidance of doubt, shall exclude unused Revolving Credit Commitments hereunder but shall include the aggregate amount of Letter of Credit Obligations in respect of all Letters of Credit).

“Priority Revolver Leverage Ratio” means, as at any date of determination, the ratio of (a) all Priority Revolver Indebtedness outstanding on such date to (b) Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Pro Rata Share” means, with respect to (i) a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto, (ii) a

Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto and (iii) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Administrative Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Administrative Agent Advances) and Letter of Credit Obligations.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 12.23.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Hedging Agreement, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Hedging Agreement or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Mortgaged Property:

(a)a Mortgage duly executed by the applicable Loan Party,

(b)evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect or provide notice of the rights of the Collateral Trustee and the Secured Parties thereunder;

(c)a Title Insurance Policy with respect to each Mortgage to the extent reasonably requested by the Administrative Agent; provided that in connection with such determination the Administrative Agent shall consider whether the burden or cost to the Borrower of receiving a Title Insurance Policy outweighs the benefit to the Collateral Trustee, on behalf of the Secured Parties;

(d)to the extent available, either (x) a current ALTA/ NSPS as-built survey and a surveyor’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, certified to the Collateral Trustee and to the issuer of the Title Insurance Policy with respect thereto by a licensed professional surveyor reasonably satisfactory to the Administrative Agent or (y) a prior ALTA/ NSPS as-built survey in form and substance reasonably satisfactory to the Administrative Agent, together with an affidavit of the applicable Loan Party certifying that there has been no material change to any structures or other improvements located on such Mortgaged Property since the date of such ALTA/ NSPS as-built survey;

(e)(x) to the extent available a copy of each letter issued by the applicable Governmental Authority, evidencing each structure or other improvement located on such Mortgaged Property is compliance with all applicable building codes, fire codes, other health and safety rules and regulations, parking, density and height requirements and other building and zoning laws and (y) to the extent reasonably requested by the Administrative Agent, a zoning report reasonably acceptable to the Administrative Agent;

(f)to the extent reasonably requested by the Administrative Agent, an opinion of counsel, reasonably satisfactory to the Administrative Agent, in the state where such Mortgaged Property is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Administrative Agent may reasonably request;

(g)evidence as to (A) whether any Mortgaged Property is a Flood Hazard Property and (B) if any Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Collateral Trustee (I) as to the fact that such Mortgaged Property is a Flood Hazard Property and (II) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Borrower and its Restricted Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Collateral Trustee as lenders loss payee on behalf of the Lenders;

(h)to the extent reasonably requested by the Administrative Agent, an ASTM 1527-00 Phase I Environmental Site Assessment (“Phase I ESA”) of each Mortgaged Property provided by the Borrower to the Administrative Agent, in form and substance, and by an independent firm, reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(i)if available, a copy of the certificate of occupancy for any structures or other improvements located on such Mortgaged Property;

(j)with respect to each Mortgaged Property, evidence of the insurance coverage required by Section 7.01 and the terms of the Security Agreement, with such endorsements as to the named insureds, mortgagees or lenders’ loss payees thereunder as the Administrative Agent may reasonably request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Trustee and the Administrative Agent and each such named insured or lenders loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Administrative Agent may request; and

(k)such landlord agreements as the Administrative Agent may reasonably require.

“Recipient” means any Agent, any Lender and any Issuing Lender, as applicable.

“Reference Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the United States “Prime Rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of one half of one percent (0.50%) per annum and the Federal Funds Effective Rate and (c) the sum of one percent (1.00%) per annum and the LIBOR Rate determined on a daily basis for an Interest Period of three (3) months (any changes in such rates to be effective as of the date of any change in such rate); provided that, solely for purposes of determining the LIBOR Rate for purposes of the foregoing, the LIBOR Rate for any day shall be determined using the LIBOR Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBOR Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two (2) Business Days prior to the commencement of an interest period) or (y) if a given day is not a Business Day, the LIBOR Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Reference Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Reference Rate due to a change in the base rate quoted by The Wall Street Journal, the Federal Funds Effective Rate or the LIBOR Rate shall be effective on the effective date of such change in the base rate, the Federal Funds Effective Rate or the LIBOR Rate, as the case may be.

“Reference Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered” means, with respect to Intellectual Property, federally issued, registered, renewed or the subject of a pending federal application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Party Register” has the meaning specified therefor in Section 12.07(f).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means, as of any date of calculation, Lenders the sum of whose outstanding principal amounts of the Revolving Loans and outstanding amounts of the unutilized Revolving Credit Commitments in each case on such date of calculation exceeds fifty percent (50%) of the sum of the aggregate outstanding principal amounts of the Revolving Loans and the aggregate outstanding amounts of the unutilized Revolving Credit Commitments in each case of all Lenders as of such date of calculation; provided that if there are no more than two (2) Lenders, then “Required Lenders” means all Lenders.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including Gaming Laws and administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified therefor in Section 7.02(f).

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revocation” has the meaning specified therefor in Section 7.01(r)(ii).

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Percentage” means, for any Lender, the percentage identified as such Lender’s Revolving Credit Commitment Percentage on Schedule 1.01(A), or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 12.07.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Revolving Loan Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit E hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Revolving Loan made to the Borrower by such Lender or its predecessor(s).

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Debt Documents” has the meaning specified therefor in the Collateral Trust Agreement.

“Secured Party” means any Agent, any Lender, any Cash Management Bank, and the Issuing Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means that certain Security Agreement, dated as of February 12, 2021, made by the Loan Parties in favor of the Collateral Trustee for the benefit of the Secured Parties securing the Obligations.

“Senior Secured Notes” means all notes issued by the Borrower under the Senior Secured Notes Indenture whether on or after the date hereof, including those certain 8.250% Senior Secured Notes due 2028 issued by the Borrower.

“Senior Secured Notes Holders” means the holders from time to time of the Senior Secured Notes.

“Senior Secured Notes Indenture” means the Indenture, dated as of February 12, 2021, among the Borrower, as issuer thereunder, the Subsidiary Guarantors party thereto from time to time and the Senior Secured Notes Trustee.

“Senior Secured Notes Trustee” means Wilmington Trust, National Association, in its capacity as trustee for the Senior Secured Notes Holders under the Senior Secured Notes Indenture, and its permitted successors and assigns in such capacity.

“Senior Secured Notes Separate Collateral” has the meaning specified therefor in the Security Agreement as in effect on February 12, 2021.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Ship Mortgage” means a ship mortgage, in form and substance reasonably satisfactory to the Administrative Agent, made by a Loan Party in favor of the Collateral Trustee, for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Trustee.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of this Agreement, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such

Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.  References to a “Subsidiary” shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise.

“Subsidiary Guarantor” means each existing and subsequently acquired or organized direct or indirect Subsidiary of the Borrower (other than an Inactive Subsidiary or an Unrestricted Subsidiary) which has guaranteed the Obligations.

“Supported QFC” has the meaning set forth in Section 12.23.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning set forth in Section 10.08(b).

“Termination Event” means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates to incur liability with respect to an Employee Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Administrative Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the Administrative Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Administrative Agent, delivered to the Collateral Trustee.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Transferee” has the meaning specified therefor in Section 2.09(a).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“Unrestricted Subsidiaries” means (a) as of the Effective Date, the Subsidiaries designated as Unrestricted Subsidiaries on Schedule 6.01(e), (b) any Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” pursuant to and in compliance with Section 7.01(r) and (c) any Subsidiary of an Unrestricted Subsidiary (in each case, unless such Subsidiary is no longer a Subsidiary of Borrower or is subsequently designated as a Restricted Subsidiary pursuant to this Agreement); provided that, each Unrestricted Subsidiary under this Agreement shall also have been designated as an Unrestricted Subsidiary under the Senior Secured Notes.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(a).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Vessel” means a Gaming vessel, barge or riverboat and the fixtures, equipment, and appurtenances located thereon, except such fixtures, equipment, or appurtenances which, when placed on board such Vessel, do not become the property of the Loan Party owning such Vessel.

“Vessel Deliverables” means each of the following agreements, instruments and other documents in respect of each Mortgaged Vessel:

(a)a Ship Mortgage duly executed by the applicable Loan Party;

(b)with respect to each Mortgaged Vessel, evidence of the insurance coverage required by Section 7.01 and the terms of the Ship Mortgage, with such endorsements as to the named insureds, mortgagees or lenders’ loss payees thereunder as the Administrative Agent may reasonably request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ (10 days’ in the case of non-payment) prior written notice to the Collateral Trustee and the Administrative Agent and each such named insured or lenders loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Administrative Agent may request;

(c)all documents and instruments reasonably requested by the Administrative Agent or as shall be necessary in the opinion of counsel to Administrative Agent to create in favor of the Collateral Trustee, on behalf of the Secured Parties, a legal, valid and enforceable first preferred ship mortgage under Chapter 313 of Title 46 of the United States Code subject only to Permitted Liens; and

(d)to the extent reasonably requested by the Administrative Agent, an opinion of counsel, reasonably satisfactory to the Administrative Agent, that the Ship Mortgage is in proper form for filing and, upon recordation by the National Vessel Documentation Center of the U.S. Coast Guard, shall create a perfected preferred mortgage Lien on the Mortgaged Vessel, and such other matters as the Administrative Agent may reasonably request.

“Voting Stock” of any specified Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“WARN” has the meaning specified therefor in Section 6.01(p).

“Warrant Purchase Agreement” means the warrant purchase agreement dated May 13, 2016, among the Borrower and certain purchasers thereto.

“Warrants” means, for so long as they remain outstanding, those certain warrants issued by the Borrower to acquire shares of common stock of the Borrower, issued pursuant to the Warrant Purchase Agreement.

“Waukegan Project” means the Borrower’s proposed casino and hotel project to be located in Waukegan, Illinois.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03Certain Matters of Construction.  References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders.  Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Loan Party or (ii) the knowledge that an Authorized Officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04Accounting and Other Terms.

(a)Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  For purposes of determining compliance with any incurrence or expenditure tests set forth herein, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).  Notwithstanding the foregoing, any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and any lease entered into before or after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect prior to December 15, 2018, in each case, shall be treated as an operating lease for all purposes under this Agreement.

(b)All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

(c)The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 7.03, (i) after consummation of any permitted acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period (which shall be based on financial statements or quality of earnings reports reasonably acceptable to the Administrative Agent and subject to adjustments mutually acceptable to the Borrower and the Administrative Agent) and (B) Indebtedness of a target which is retired in connection with a permitted acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any Disposition of a Gaming Facility permitted by this Agreement, (A) income statement items, cash flow statement items and balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Borrower and the Administrative Agent and (B) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 1.05Time References.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06Division.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.07Replacement LIBOR.

(a)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. New York City time on the tenth (10th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders and the Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of the Lenders or the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders or the Borrower.

(b)Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section titled “Replacement LIBOR,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section titled “Replacement LIBOR.”

(d)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Reference Rate Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Reference Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Reference Rate.

(f)Certain Defined Terms.  As used in this Section titled “Replacement LIBOR”:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section titled “Replacement LIBOR.”

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section titled “Replacement LIBOR.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.  If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the

Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Reference Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower, so long as the Administrative Agent has not received, by 5:00 p.m. New York City time on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders and the Borrower, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders or the Borrower.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Replacement LIBOR” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section titled “Replacement LIBOR.”

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a determination by the Administrative Agent that at least five currently outstanding U.S. dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate as a benchmark rate, and

(2) the election by the Administrative Agent to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders and the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve System Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve System Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE II

THE REVOLVING LOANS

Section 2.01Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a)each Lender agrees, severally and not jointly with the other Lenders, to make Revolving Loans to the Borrower at any time and from time to time during the term of this Agreement, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(b)Notwithstanding the foregoing, the aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the difference between (x) the Total Revolving Credit Commitment and (y) the aggregate Letter of Credit Obligations.  The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date.  Within the foregoing limits, the Borrower may borrow, repay and reborrow, the Revolving Loans after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

Section 2.02Making the Revolving Loans.  (a) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 11:00 a.m. (New York City time) on the date which is three (3) Business Days prior to the date of the proposed Revolving Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Revolving Loan).  Such Notice of Borrowing shall specify (i) the principal amount of the proposed Revolving Loans, (ii) whether the Revolving Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iii) the proposed borrowing date, which must be a Business Day, and if Borrower revokes any such Notice of Borrowing with respect to a LIBOR Rate Loan it shall be liable for Lender’s costs in accordance with Section 2.08.  The Administrative Agent shall promptly notify the Lenders of the receipt of any Notice of Borrowing.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent).  The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing.  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Revolving Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)The Borrower shall be bound to make a borrowing in accordance with the Notice of Borrowing pursuant to this Section 2.02.  Each Revolving Loan shall be made in a minimum amount of up to $100,000 and shall be in an integral multiple of $50,000.

(c)(i)Except as otherwise provided in this Section 2.02(b), all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Revolving Loan requested hereunder, nor shall the applicable Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder, and each Lender shall be obligated to make the Revolving Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender to do so.

(ii)Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Administrative Agent and the Lenders, the Borrower, the Administrative Agent and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, subject to the satisfaction of the conditions set forth in Section 5.02, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan.  If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each

Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Lenders.  If the Administrative Agent notifies the Lenders that it will not fund a requested Revolving Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Lender not later than 2:00 p.m. (New York City time)) on the date of the proposed Revolving Loan.  The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Lenders to be deposited in an account designated by the Borrower.

(iii)If the Administrative Agent has notified the Lenders that the Administrative Agent, on behalf of the Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day.  If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for two (2) Business Days and thereafter at the Reference Rate.  During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)Nothing in this Section 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d)(i)With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period.  In the event that such amount is greater than the unpaid principal amount of the Revolving

Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Lender’s initial funding), each Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds.  In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds.  In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof.  The obligations of the Administrative Agent and each Lender under this Section 2.02(d) shall be absolute and unconditional.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Lender.

(ii)In the event that any Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for two (2) Business Days and thereafter at the Reference Rate.  During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.  Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03Repayment of Revolving Loans; Evidence of Debt.

(a)The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each

Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to Section 2.03(b) or Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(b) and the accounts maintained pursuant to Section 2.03(c), the accounts maintained pursuant to Section 2.03(c) shall govern and control.

(e)Any Lender may request that Revolving Loans made by it be evidenced by a Revolving Loan Note.  In such event, the Borrower shall execute and deliver to such Lender a Revolving Loan Note.  Thereafter, the Revolving Loans evidenced by such Revolving Loan Note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more Revolving Loan Notes payable to such payee and its registered assigns.

Section 2.04Interest.

(a)Revolving Loans.  Subject to the terms of this Agreement, at the option of the Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan.  Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin.  Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Revolving Loan plus the Applicable Margin.

(b)Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent or the Required Lenders, as applicable, (i) the principal of, and all accrued and unpaid interest on, all Revolving Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, and (ii) the Letter of Credit Fee shall be increased by 2.0 percentage points above the per annum rate otherwise applicable hereunder; provided that the foregoing shall apply automatically, without any election of the Administrative Agent or the Required Lenders, in the case of an Event of Default under Section 9.01(f) or Section 9.01(g).

(c)Interest Payment.  Interest on each Revolving Loan shall be payable (i) in the case of a Reference Rate Loan, quarterly, in arrears, on the last day of each calendar quarter, with the first payment date being March 31, 2021, (ii) in the case of a LIBOR Rate Loan, on the last day of each Interest Period applicable to such Revolving Loan and (iii) in the case of each Revolving Loan, at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.  The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due with respect to Revolving Loans hereunder.

(d)General.  All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05Reduction of Commitment; Prepayment of Revolving Loans.

(a)Reduction of Revolving Credit Commitments.  The Total Revolving Credit Commitment shall terminate on the Final Maturity Date.  The Borrower may reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn.  Each such reduction shall be (1) in an amount which is an integral multiple of $500,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $500,000), (2) made by providing not less than five (5) Business Days’ prior written notice to the Administrative Agent and (3) irrevocable (except if such notice states that it is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower if such condition is not satisfied).  Once reduced, the Total Revolving Credit Commitment may not be increased.  Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(b)Optional Prepayment.

(i)Termination of Agreement.  The Borrower may, upon at least five (5) Business Days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations (including either (A) providing Letter of Credit Collateralization or (B) causing the original Letters of Credit to be returned to the Administrative Agent) in full.  If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(i), then the Lenders’ Commitments to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations (including either (A) providing Letter of Credit Collateralization or (B) causing the original Letters of Credit to be returned to the Administrative Agent) in full in cash on the date set forth as the date of termination of this Agreement in such notice; provided, that, if such notice states that it is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, such notice of prepayment may be revoked by the Borrower if such condition is not satisfied.

(c)Mandatory Prepayment.

(i)Subject to Section 3.4 of the Collateral Trust Agreement, within one (1) Business Day following any Disposition (excluding Dispositions which qualify as Permitted Dispositions) by the Borrower or its Restricted Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Revolving Loans in accordance with Section 2.05(e) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Revolving Loans, including after giving effect to Section 2.05(c)(iv)) shall exceed for all such Dispositions $15,000,000 during the term of this Agreement (to the extent of such excess).  Nothing contained in this Section 2.05(c)(i) shall permit the Borrower or any of its Restricted Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(e).

(ii)Within one (1) Business Day following the issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Permitted Debt), the Borrower shall prepay the outstanding amount of the Revolving Loans in accordance with Section 2.05(e) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(ii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iii)Subject to Section 3.4 of the Collateral Trust Agreement, within one (1) Business Day following the receipt by the Borrower or any of its Restricted Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Revolving Loans in accordance with Section 2.05(e) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith to the extent that the aggregate amount of Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Revolving Loans, including after giving effect to Section 2.05(c)(iv)) shall exceed for all Extraordinary Receipts $15,000,000 during the term of this Agreement (to the extent of such excess).

(iv)Notwithstanding the foregoing, with respect to Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection with any Disposition or the receipt of Extraordinary Receipts that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(i) or Section 2.05(c)(iii), as applicable, such Net Cash Proceeds shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets, or otherwise reinvest in assets, used or useful in such Person’s business, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Borrower delivers a certificate to the Administrative Agent within 10 days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets, or otherwise reinvest in assets, used or useful in such Person’s business within a period specified in such certificate not to exceed 365 days after the date of receipt of such Net Cash Proceeds (which period may be extended by an additional 90 days if the Borrower or any of its Restricted Subsidiaries have entered into a commitment within such 365 days to reinvest such Net Cash Proceeds) (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) at the election of the Administrative Agent, after the occurrence and during the continuation of an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(e).

(v)If at any time after the Effective Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Letter of Credit Obligations shall exceed the Total Revolving Credit Commitment, the Borrower shall immediately prepay the Revolving Loans and (after all Revolving Loans have been repaid) cash collateralize the Letter of Credit Obligations in an amount sufficient to eliminate such excess.

(d)Prepayments of Other First Lien Indebtedness.  Notwithstanding the foregoing provisions of Section 2.05(c)(i), (ii), (iii), or otherwise, any Net Cash Proceeds otherwise required to be applied to prepay the Revolving Loans may, at Borrower’s option, be applied to prepay the principal amount of Other First Lien Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Net Cash Proceeds is required under the terms of such Other First Lien Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Revolving Loans in accordance with the terms hereof), unless such application would result in the holders of Other First Lien Indebtedness receiving in excess of their pro rata share (determined on the basis of the aggregate outstanding principal amount of Revolving Loans and Other First Lien Indebtedness at such time) of such Net Cash Proceeds relative to Lenders, in which case such Net Cash Proceeds may only be applied to prepay the principal amount of Other First Lien Indebtedness on a pro rata basis with outstanding Revolving Loans.  To the extent the holders of Other First Lien Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and, in any event, within five (5) Business Days after the date of such rejection) be applied to prepay Revolving Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be applied if such Other First Lien Indebtedness was not then outstanding).  Any such application to Other First Lien Indebtedness shall reduce any prepayments otherwise required hereunder by an equivalent amount.

(e)Application of Payments.  Subject to the Collateral Trust Agreement, each prepayment pursuant to Section 2.05(c) shall be applied, first, to the Revolving Loans (with a corresponding permanent reduction in the Revolving Credit Commitments), until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to one hundred and five percent (105%) of the aggregate undrawn amount of all outstanding Letters of Credit (with a corresponding permanent reduction in the Revolving Credit Commitments).  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, subject to the provisions of the Collateral Trust Agreement, if the Administrative Agent has elected, or has been directed by the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(f)Interest and Fees.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, and (iii) if such prepayment would reduce the amount of the outstanding Revolving Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(g)Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06Fees.

(a)Unused Line Fee.  From and after the Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, quarterly in arrears on the last day of each quarter, with the first payment date being March 31, 2021, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of one half of one percent (0.50%) on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average daily principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time during the preceding quarter.

(b)Audit and Collateral Monitoring Fees.  The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, valuations, appraisals, and/or examinations of any or all of the Loan Parties at any time and from time to time.  The Borrower agrees to pay the cost of all visits, inspections, audits, valuations, appraisals and/or examinations conducted by a third party on behalf of the Agents; provided, that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Agents for more than one (1) such inspection, audit, valuation, appraisal, and/or examination in the aggregate during any calendar year.

(c)Upfront Fee.  The Borrower agrees to pay to each Lender, on the Effective Date, an upfront fee equal to (i) such Lender’s Revolving Credit Commitment, multiplied by (ii) 0.75%.

(d)Fee Letter.  On the Effective Date, the Borrower shall pay the fees set forth in any fee letter executed by the Borrower and the Arranger, the Administrative Agent and/or any Lender.

Section 2.07LIBOR Option.

(a)The Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the

Revolving Loans be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least three (3) Business Days prior to (i) the proposed borrowing date of a Revolving Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”).  Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Revolving Loan) in accordance with Section 2.02 or (B) a LIBOR Notice prior to the LIBOR Deadline (or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day)).  Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders.  Each LIBOR Notice shall be irrevocable and binding on the Borrower.

(b)Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(b).  On the last day of each applicable Interest Period, unless the Borrower has properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  At any time that a Default or an Event of Default has occurred and is continuing, the Borrower shall no longer have the option to request that any portion of the Revolving Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c)Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than five (5) LIBOR Rate Loans in effect at any given time and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $100,000 and integral multiples of $50,000 in excess thereof.

(d)The Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e)Anything to the contrary contained herein notwithstanding, neither the Administrative Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.08Funding Losses.  In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold the Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by the Administrative Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to the Administrative Agent or any Lender, be deemed to equal the amount reasonably determined by the Administrative Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which the Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of the Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that the Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09Taxes.  (a) Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law.  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)), (i) the applicable withholding agent shall make such deductions and (ii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions (including deductions applicable to any Additional Amount payable under this Section 2.09) such Secured Party (or such Transferee) receives the amount equal to the sum it would have received had no such deductions been made.

(b)In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.  Each Loan Party shall deliver to each Secured Party official receipts or other evidence of payment reasonably satisfactory to such Secured Party in respect of any Taxes or Other Taxes payable pursuant to this Section 2.09 promptly after payment of such Taxes or Other Taxes.

(c)The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Indemnified Taxes were correctly or legally asserted.  Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefore.

(d)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Loan Parties and the Administrative Agent, at the time or times reasonably requested in writing by the Loan Parties or the Administrative Agent, such properly completed and executed documentation reasonably requested in writing by the Loan Parties or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested in writing by the Loan Parties or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested in writing by the Loan Parties or the Administrative Agent as will enable the Loan Parties or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, each Lender (or Transferee) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Administrative Agent (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(c)(ii) for recordation pursuant to Section 12.07(e), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only), in the case of a Lender (or Transferee) that is a U.S. Person, one properly completed and duly executed copy of U.S. Internal Revenue Service Form W-9, and in the case of a Lender (or Transferee) that is not a U.S. Person (a “Non-U.S. Lender”), one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (including any attachments thereto) or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Administrative Agent and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code).  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office.  In addition, each Lender (or Transferee) or the Administrative Agent shall deliver such forms within twenty (20) days after receipt of a written request therefor from the Administrative Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such

Non-U.S. Lender is not legally able to deliver.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)If any Secured Party (or a Transferee) determines, in its sole discretion exercised in good faith, that it has received a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has made an indemnity payment or paid Additional Amounts pursuant to this Section 2.09, it shall within thirty (30) days from the date of such receipt pay over such refund to the Borrower, net of all out of pocket expenses of such Secured Party (or Transferee) relating to obtaining such refund, provided that the Borrower, upon the request of such Secured Party (or Transferee), shall repay to such Secured Party (or Transferee) any amount paid over pursuant to this Section 2.09(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party (or Transferee) is required to repay such amount to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.09(e), in no event will the Secured Party (or Transferee) be required to pay any amount to the Borrower pursuant to this Section 2.09(e) the payment of which would place the Secured Party (or Transferee) in a less favorable net after-Tax position than the Secured Party (or Transferee) would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Secured Party (or Transferee) to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 2.09(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 2.10Increased Costs and Reduced Return.  (a) If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto,

(ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Revolving Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Revolving Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Revolving Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Revolving Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)If any Secured Party shall have reasonably determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Revolving Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Revolving Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Revolving Loans, to issue Letters of Credit or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)All amounts payable under this Section 2.10 shall bear interest from the date that is ten (10) days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate.  A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 2.11Changes in Law; Impracticability or Illegality.

(a)The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate, and excluding changes in Tax laws.  In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b)If any Lender determines that for any reason in connection with any request for a LIBOR Rate Loan, or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Reference Rate Loan, (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such Revolving Loan, or (d) the U.K. Financial Conduct Authority has implemented a policy that the LIBOR Rate (or any component thereof) is no longer to be permitted to be a benchmark rate and the Administrative Agent, Required Lenders and the Borrower have not agreed to an alternative benchmark rate, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (y) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (z) in the event of a determination described in the preceding sentence with respect to the LIBOR component of the Reference Rate, the utilization of the LIBOR component in determining the Reference Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of or conversion to LIBOR Rate Loans, or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Reference Rate Loans in the amount specified therein.

(c)The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 2.12Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requires the Borrower to indemnify or pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Revolving Loans or Letter of Credit (or participations therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to such Section in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requires the Borrower to indemnify or pay any Additional Amounts under Section 2.09 or requests compensation under Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender or is subject to a Disqualification, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent any assignment fees specified in Section 12.07;

(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08 and Section 2.09) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)in the case of any such assignment resulting from payments required to be made pursuant to Section 2.09 or a claim for compensation under Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)such assignment does not conflict with applicable law.

Prior to the effective date of such assignment, the assigning Lender shall execute and deliver an Assignment and Acceptance, subject only to the conditions set forth above.  If the assigning Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such assignment, the assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  Any such assignment shall be made in accordance with the terms of Section 12.07.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)If the Borrower receives a notice from any applicable Gaming Authority or otherwise reasonably determines that any Lender is subject to a Disqualification (and such Lender is notified by the Borrower and the Administrative Agent in writing of such Disqualification), the Borrower shall have the right to replace such Lender with a replacement Lender in accordance with Section 2.12(b), even if a Default or an Event of Default exists.  Notice to such Lender shall be given at least ten (10) days before the required date of transfer (unless a shorter period is required by any Requirement of Law and/or any Gaming License), and shall be accompanied by evidence demonstrating that such Lender is subject to a Disqualification or such transfer is otherwise required pursuant to Gaming Laws and/or any Gaming License.  Upon receipt of a notice in accordance with the foregoing, the Lender that is subject to the Disqualification shall cooperate with the Borrower in effectuating the required transfer within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence (unless a shorter period is required under any Requirement of Law and/or any Gaming License).  Further, if the transfer is triggered by notice from a Gaming Authority that the Lender is subject to a Disqualification, commencing on the date such Gaming Authority serves the notice of Disqualification upon the Borrower, to the extent prohibited by any Requirement of Law and/or by any Gaming License:  (i) such Lender shall no longer receive any interest on the Revolving Loans; (ii) such Lender shall no longer exercise, directly or through any trustee or nominee, any right conferred by the Revolving Loans; and (iii) such Lender shall not receive any remuneration in any form from the Borrower for services or otherwise in respect of the Revolving Loans and Commitments.

Section 2.13Letters of Credit.

(a)(i) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees, upon Borrower’s request for the issuance of a new letter of credit as provided in subparagraph (ii) below, to issue letters of credit for the account of the Loan Parties (each, a “Letter of Credit”).  As used herein, the term “issuance of a Letter of Credit,” “issue a Letter of Credit” (or words of like import) means, as the context requires, the action described in the preceding sentence.

(ii)Each request for (x) the issuance of a new Letter of Credit or (y) the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by the Borrower and delivered to the Issuing Lender and the Administrative Agent via hand delivery, telefacsimile, or other electronic method of transmission prior to 1:00 p.m. New York time on the 3rd Business Day in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lender and shall specify (A) in the case of the issuance of a new Letter of Credit, the amount thereof, the date of issuance thereof, the expiration date thereof and the name and address of the beneficiary thereof, (B) in the case of the amendment, renewal or extension of an outstanding Letter of Credit, identification of the outstanding Letter of Credit to be so amended, renewed, or extended, a description of the proposed changes (including any change to the amount thereof or the expiration date thereof) and the effective date of the proposed amendment, renewal or extension, and (C) in all cases, such other information as shall be necessary to prepare, amend, renew, or extend such new Letter of Credit or outstanding Letter of Credit, as applicable.  Except as otherwise expressly agreed in writing upon by all the Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Final Maturity Date unless, on or prior to thirty (30) days prior to the Final Maturity Date, the Borrower provides Letter of Credit Collateralization for such Letter of Credit.  The issuance and expiry date of each Letter of Credit shall be a Business Day.  Each Letter of Credit issued hereunder shall be in a minimum original face amount of $100,000 or such lesser amount as approved by the Issuing Lender.  The Issuing Lender shall not issue a Letter of Credit, or amend, increase or extend a Letter of Credit, if any of the following would result after giving effect thereto:

(A)the Letter of Credit Obligations would exceed the amount of the L/C Subfacility, or

(B)the Letter of Credit Obligations would exceed the Total Revolving Credit Commitment minus the aggregate outstanding principal amount of all Revolving Loans.

Each outstanding Letter of Credit shall be in form and substance reasonably acceptable to the Administrative Agent and the Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If the Issuing Lender is obligated to advance funds under a Letter of Credit (each such payment made by the Issuing Lender pursuant to a Letter of Credit, a “L/C Disbursement”), the Borrower shall reimburse such L/C Disbursement to the Issuing Lender by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., New York time, on the date that such L/C Disbursement is made, if the Borrower shall have received written notice of such L/C Disbursement prior to 11:00 a.m., New York time on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the next succeeding Business Day, and, in the absence of such reimbursement, such L/C Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Reference Rate Loans under Section 2.04.  To the extent a L/C Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Revolving Loan (for the avoidance of doubt, the failure of Borrower to reimburse such L/C Disbursement that is so discharged shall in no event be an Event of Default hereunder).  Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that the Lenders have made payments pursuant to Section 2.13(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)Promptly following receipt of a notice from the Administrative Agent of an L/C Disbursement being deemed to be a Revolving Loan pursuant to Section 2.13(a), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to the foregoing subsection on the same terms and conditions as if the Borrower had requested such Revolving Loan and the Administrative Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment to an outstanding Letter of Credit that increases the amount of any Letter of Credit) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in such newly issued or increased Letter of Credit, in an amount equal to its Pro Rata Share of the Letter of Credit Obligations with respect thereto, and each such Lender agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by the Borrower on the date due as provided in clause (a) of this Section, or if any reimbursement payment is required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to the Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.13(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article V hereof.  If any such Lender fails to make available to the Administrative Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, the Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the rate then applicable to Revolving Loans that are Reference Rate Loans.

(c)The Borrower hereby agrees to indemnify, save, defend, and hold the Issuing Lender, the Administrative Agent and the Lenders harmless from any loss, liability, reasonable and documented out-of-pocket cost or expense, and reasonable attorneys’ fees incurred by the Issuing Lender, the Administrative Agent and the Lenders and any of the Issuing Lender’s, the Administrative Agent’s and Lenders’ respective Affiliates arising out of or in connection with any Letter of Credit; provided, however, that the Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is determined by a final non-appealable judgment of a court of competent jurisdiction (x) that it is caused by the gross negligence or willful misconduct of the Issuing Lender or the Administrative Agent or Lender or any of the Administrative Agent’s and the Lenders’ Affiliates, or (y) that it results from wrongful dishonor by the Administrative Agent, the Issuing Lender, any Lender or any of their Affiliates.  The Borrower agrees to be bound by the Issuing Lender’s regulations and interpretations of any Letter of Credit issued by the Issuing Lender to or for Borrower’s account (provided that in each case such interpretations are made in good faith and consistent with the practices of letter of credit issuers generally), even though this interpretation may be different from the Borrower’s own, and the Borrower understands and agrees that the Administrative Agent and the Lenders or any of the Administrative Agent’s or Lenders’ respective Affiliates shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  The Borrower hereby acknowledges and agrees that neither the Administrative Agent, any Lender, nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit (so long as such malfunction is not due to the gross negligence or willful misconduct of any such Person).

(d)Any and all customary issuance charges, commissions, fees, and costs incurred by the Issuing Lender shall be Obligations for purposes of this Agreement and shall be reimbursable by the Borrower to the Administrative Agent for the account of the Issuing Lender promptly after written demand therefore (it being acknowledged and agreed that any charging of such charges, commissions, fees and costs to the Loan Account shall be deemed to constitute a demand for payment thereof); it being acknowledged and agreed by the Borrower that the usage charge imposed by Issuing Lender is 0.125% per annum times the average daily stated amount (as of the end of each day during the relevant period) each outstanding Letter of Credit, payable quarterly, in arrears on the last Business Day of each quarter after the Effective Date, with the first payment date being March 31, 2021, and that the Issuing Lender may also impose its customary charges for amendments, extensions, drawings, and renewals, payable on demand.

Section 2.14Participations.

(a)Purchase of Participations.  Immediately upon issuance by the Issuing Lender of any Letter of Credit pursuant to this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in the Letter of Credit Obligations then outstanding.

(b)Obligations Irrevocable.  The obligations of a Lender to make payments to the Administrative Agent for the account of the Administrative Agent, the Lenders or the Issuing Lender with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)the existence of any claim, setoff, defense or other right which any Loan Party may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Loan Party and the beneficiary named in such Letter of Credit);

(iii)Issuing Lender or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(vi)any failure by the Administrative Agent to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vii)any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(viii)the occurrence of any Default or Event of Default.

Section 2.15Letters of Credit and Charges to the Loan Account.

(a)The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with the Lenders’ Pro Rata Shares for any Letter of Credit issued hereunder, a non-refundable fee equal to (x) the then Applicable Margin for Revolving Loans that are LIBOR Rate Loans times (y) the average daily stated amount (as of the end of each day during the relevant period) of all outstanding Letters of Credit, payable quarterly, in arrears, on the first Business Day of each quarter following the Effective Date (the “Letter of Credit Fee”).

(b)The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 of this Agreement with the amount of any Letter of Credit Fee or charges due under this Section 2.15 and Section 2.13(d).

The remaining balance in the Letter of Credit Collateral Account shall be returned to the Borrower when all Obligations have been paid in full, there are no outstanding Letters of Credit, and all Commitments to extend Revolving Loans or issue Letters of Credit have terminated.

Section 2.16MIRE Events.  Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Revolving Loans (excluding any continuation or conversion of Revolving Loans under Section 2.07) shall be subject to (and conditioned upon) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by laws relating to flood insurance and as otherwise reasonably required by the Administrative Agent, Collateral Trustee or any Lender.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;

JOINT AND SEVERAL LIABILITY OF BORROWER

Section 4.01Payments; Computations and Statements.  (a) The Borrower will make each payment under this Agreement not later than 1:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account, as applicable.  All payments received by the Administrative Agent after 1:00 p.m. (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  The Lenders and the Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document.  Each of the Lenders and the Borrower agree that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.  Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement.  The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the applicable Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion and with the prior written consent of the Required Lenders.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Revolving Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Revolving Loans to the Borrower during such month and the Revolving Loans to which such payments were applied, the amount of interest accrued on the Revolving Loans to the Borrower during such month, any Letters of Credit issued by the Issuing Lender for the account of the Borrower during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Revolving

Loans made to the Borrower during such month to reimburse the Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02Sharing of Payments.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders with an interest in such Obligations, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in Letters of Credit to any assignee or participant, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03Apportionment of Payments.

(a)All payments of principal and interest in respect of outstanding Revolving Loans, all payments of fees (other than the fees set forth in Section 2.06(d) hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Revolving Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b)Subject to the Collateral Trust Agreement, (i) after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all proceeds of the Collateral and all distributions in respect of the Obligations under a confirmed plan of reorganization in a proceeding described in subclauses (f) or (g) of Section 9.01, subject to the provisions of this Agreement and (ii) all payments made by Loan Parties to the Collateral Trustee or the Administrative Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

FIRST, to the payment of all indemnities and out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Administrative Agent under the Loan Documents, until paid in full;

SECOND, to the payment of any fees owed to the Administrative Agent, until paid in full;

THIRD, to the payment of all indemnities and out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of the Arranger under the Loan Documents or otherwise with respect to the Obligations owing to the Arranger, until paid in full;

FOURTH, to payment of any fees owed to the Arranger, until paid in full;

FIFTH, to the payment of all indemnities and out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) of each of the Lenders and Issuing Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender or Issuing Lender, until paid in full;

SIXTH, to the payment of all of the Obligations consisting of accrued fees and interest, and including, with respect to any Cash Management Services, any fees, premiums and scheduled periodic payments due under such Cash Management Services and any interest accrued thereon (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to the Obligations and whether or not a claim for such post-filing or post-petition interest, fees and charges is allowed or allowable in such proceeding), until paid in full;

SEVENTH, to the payment of the outstanding principal amount of the Obligations and the payment, and including with respect to any Cash Management Services, of any breakage, termination or other payments due under such Cash Management Services and any interest accrued thereon and the providing of Letter of Credit Collateralization (pursuant to clause (a) of the definition thereof) for all issued Letters of Credit, until paid in full;

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above, until paid in full; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, this Section 4.03 shall control and govern; provided that, in the event of a direct conflict between the priority provisions of this

Section 4.03 and any provisions of the Collateral Trust Agreement, such provisions of the Collateral Trust Agreement shall control and govern.

Section 4.04Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be suspended and the Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

(b)The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Revolving Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Revolving Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Revolving Loans to the Borrower.  Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c)Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender in accordance with Section 2.12.

(d)The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e)This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Administrative Agent, and the Borrower shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Revolving Loans and pays to the Administrative Agent all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE V

CONDITIONS TO REVOLVING LOANS

Section 5.01Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied (or waived by the Administrative Agent and the Lenders) in a manner reasonably satisfactory to the Administrative Agent:

(a)Payment of Fees, Etc.  The Borrower shall have paid on or before the Effective Date all fees, costs and expenses then payable pursuant to this Agreement and the other Loan Documents, including, without limitation, pursuant to Section 2.06 and Section 12.04 (including, without limitation, reasonable legal fees and expenses of Latham & Watkins LLP, and of special Gaming and local counsel in any applicable jurisdiction, if any) to the extent such fees and expenses are invoiced on or prior to the Effective Date.

(b)Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)Legality.  The making of the initial Revolving Loans (if any) or the issuance of any Letters of Credit (if any) on the Effective Date shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)Delivery of Documents.  The Administrative Agent and the Lenders shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)this Agreement, dated as of the Effective Date, duly executed by the Loan Parties, the Lenders party hereto, and the Administrative Agent;

(ii)the Security Agreement, duly executed by each Loan Party and the Collateral Trustee, together with evidence of the delivery to the Collateral Trustee of the original stock certificates representing all of the certificated Equity Interests and all promissory notes, instruments and chattel paper required, in each case, required to be pledged and delivered thereunder, accompanied by undated stock powers executed in blank or other proper instruments of transfer, as applicable;

(iii)the Intellectual Property Security Agreement, duly executed by each Loan Party party thereto and the Collateral Trustee;

(iv)the Collateral Trust Agreement, duly executed by each Loan Party, the Collateral Trustee, the Senior Secured Notes Trustee and the Administrative Agent;

(v)all Control Agreements with respect to each of the Loan Parties’ deposit accounts and securities accounts (other than Excluded Accounts), each duly executed by, in addition to the applicable Loan Party, the applicable financial institution and the Collateral Trustee;

(vi)all Mortgages and Real Property Deliverables with respect to each of the Loan Parties’ Mortgaged Properties that are owned or leased on the Effective Date, each duly executed by the applicable Loan Party;

(vii)all Ship Mortgages and Vessel Deliverables with respect to each of the Loan Parties’ Mortgaged Vessels that are owned on the Effective Date, each duly executed by the applicable Loan Party;

(viii)UCC financing statements in form appropriate for filing in the jurisdiction of organization of each Loan Party;

(ix)the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);

(x)the Intercompany Subordination Agreement, dated as of the Effective Date, duly executed by the Borrower, its Subsidiaries and the Administrative Agent;

(xi)any fee letter duly executed by the Borrower and the Arranger, the Administrative Agent and/or any Lender party thereto;

(xii)to the extent that any Revolving Loans are to be incurred or Letters of Credit issued on the Effective Date, (A) a Notice of Borrowing pursuant to Section 2.02 hereof and/or (B) a request for issuance, increase, renewal or extension of a Letter of Credit pursuant to Section 2.13, as applicable, duly executed by the Borrower;

(xiii)a certificate of an Authorized Officer of each Loan Party, dated as of the Effective Date, (I) certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith and (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (II) attaching a certificate of the appropriate official(s) of the jurisdiction of organization of each Loan Party certifying as of a recent date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdiction;

(xiv)a certificate of an Authorized Officer of the Borrower, dated as of the Effective Date, certifying as to the compliance with the representations and warranties set forth in Section 6.01(g);

(xv)a certificate of an Authorized Officer of the Borrower, dated as of the Effective Date, certifying as to the solvency of the Borrower and the Loan Parties on a consolidated basis (before and after giving effect to the Revolving Loans made, and the Letters of Credit to be issued, on the Effective Date);

(xvi)opinions of (A) Brownstein Hyatt Farber Schreck LLP, (B) Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, (C) Bose McKinney & Evans LLP, (D) Butler Snow LLP, (E) Dentons Bingham Greenebaum LLP and (F) Jones Walker LLP, counsel to the Loan Parties, as to such matters as the Administrative Agent and the Lenders may reasonably request, in each case dated as of the Effective Date;

(xvii)evidence of the insurance coverage required by Section 7.01 and the terms of the Security Agreement and such other insurance coverage with respect to the business and operations of the Loan Parties as the Administrative Agent or Lenders may reasonably request, in each case, where requested by the Administrative Agent or the Lenders;

(xviii)a duly executed Revolving Loan Note, dated as of the Effective Date, to each Lender requesting a promissory note pursuant to Section 2.03(e);

(xix)a closing certificate, dated as of the Effective Date, duly executed by an Authorized Officer of the Borrower, certifying as to the satisfaction of the closing conditions contained herein; and

(xx)such other agreements, instruments, approvals, opinions and other documents as the Administrative Agent or any Lender may reasonably request.

(e)Material Adverse Effect.  The Administrative Agent shall have determined, in its reasonable discretion, that no event or development shall have occurred since December 31, 2019 which could reasonably be expected to have a Material Adverse Effect.

(f)Approvals.  All material consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority (including any Gaming Authority) or other Person required in connection with this Agreement (including the extensions of credit hereunder) and the other Loan Documents shall have been obtained and shall be in full force and effect.

(g)Know-Your-Customer Requirements.  The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested at least five (5) Business Days prior to the Effective Date that is required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and all such documentation and other information shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(h)Beneficial Ownership Certification.  The Administrative Agent and the Lenders shall have received, at least two (2) Business Days prior to the Effective Date (or such later date as agreed to by the Administrative Agent and the Lenders), a Beneficial Ownership Certification in relation to the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation to the extent requested not less than ten (10) Business Days prior to the Effective Date.

(i)Senior Secured Notes.  Prior to or substantially simultaneously with the occurrence of the Effective Date, the Borrower shall have received the proceeds of the Senior Secured Notes in an aggregate principal amount of $310,000,000.

For purposes of determining whether the conditions specified in this Section 5.01 have been satisfied, by funding the Revolving Loans hereunder, the Administrative Agent and each Lender shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 5.02Conditions Precedent to All Revolving Loans and Letters of Credit after the Effective Date.  The obligation of any Lender to make any Revolving Loan or of the Issuing Lender to issue, amend, increase or extend any Letter of Credit after the Effective Date is subject to the fulfillment, in a manner reasonably satisfactory to the Administrative Agent and Lenders, of each of the following conditions precedent:

(a)Payment of Fees, Etc.  The Borrower shall have paid all fees and costs then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Revolving Loan, and the Borrower’s acceptance of the proceeds of such Revolving Loan, or the issuance, increase, renewal or extension of such

Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Revolving Loan or the date of issuance, increase, renewal or extension of such Letter of Credit that:  (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such Revolving Loan or such issuance, increase, renewal or extension of such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Revolving Loan and the application of the proceeds thereof or at the time of issuance, increase, renewal or extension of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Revolving Loan to be made, or the issuance, increase, renewal or extension of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c)Notices.  The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof and/or (ii) a request for issuance, increase, renewal or extension of a Letter of Credit pursuant to Section 2.13, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01Representations and Warranties.  In order to induce the Lenders to enter into this Agreement and to extend Revolving Loans, each Loan Party hereby represents and warrants to the Secured Parties, as of the Effective Date and such other date as required pursuant to this Agreement and the other Loan Documents, as follows:

(a)Organization, Good Standing, Etc.  The Borrower and each of its Restricted Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization or formation, (ii) has all requisite entity power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Requirement of Law (including any and all Gaming Laws) or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval (including any and all Gaming Licenses) applicable to its operations or any of its properties, except, in the case of clauses (ii)(B), (ii)(C) or (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c)Governmental Approvals.  No authorization, approval, consent or other action by, and no notice to or filing or registration with, any Governmental Authority (including any Gaming Authority) is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party except for: (i) authorizations, approvals or consents of, and notices to or filings or registrations with any Governmental Authority previously obtained, made, received or issued, (ii) filings and recordings in respect of the Liens created pursuant to the Loan Documents, (iii) the filings referred to in Section 6.01(ee), (iv) waiver by the Gaming Authorities of any qualification requirement on the part of the Lenders who do not otherwise qualify and are not banks or licensed lending institutions, (v) consents, authorizations and filings that have been obtained or made and are in full force and effect or the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (vi) any required approvals (including prior approvals) of the requisite Gaming Authorities that any Agent, Lender or participant is required to obtain from, or any required filings with, requisite Gaming Authorities to exercise their respective rights and remedies under this Agreement and the other Loan Documents (as set forth in Section 12.24) and (vii) such authorizations, approvals, consents or other actions as are set forth on Schedule 6.01(c).

(d)Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e)Subsidiaries.  Schedule 6.01(e) sets forth, as of the Effective Date, a list of all direct and indirect Subsidiaries of the Borrower, including each such Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of the Borrower (direct or indirect) therein, and whether each such Subsidiary is an Unrestricted Subsidiary.  All of the issued and outstanding shares of Equity Interests of the direct and indirect Subsidiaries of the Borrower have been validly issued and are fully paid and non-assessable, and, except as set forth on Schedule 6.01(e), the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  All Equity Interests of the Subsidiaries of the Borrower are owned by the Borrower (or a wholly owned Subsidiary of the Borrower) free and clear of all

Liens (other than Permitted Liens).  Except as described on Schedule 6.01(e), as of the Effective Date, there are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of the Borrower or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Borrower or any of its Subsidiaries.

(f)Litigation.  Except as set forth in Schedule 6.01(f), there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting the Borrower or any of its Restricted Subsidiaries or its properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)Financial Statements.  The Financial Statements, copies of which have been delivered to the Administrative Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.  All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Borrower and its Subsidiaries are set forth in the Financial Statements as of the dates thereof.  Since December 31, 2019, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(h)Compliance with Law, Etc.  None of the Borrower or any of its Restricted Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Requirement of Law, (including Gaming Laws) except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, or (iii) any term of any Contractual Obligation binding on or otherwise affecting it or any of its properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(i)ERISA.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Administrative Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Administrative Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and

(vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates may in the future incur any such withdrawal liability.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, none of the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue Code, none of the Borrower or any of its Restricted Subsidiaries maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its Restricted Subsidiaries or coverage after a participant’s termination of employment.

(j)Taxes, Etc.  (i) All material Federal and material foreign, provincial, state and local tax returns and other material reports required by applicable Requirements of Law to be filed by the Borrower or any of its Restricted Subsidiaries have been filed, or extensions have been obtained, and (ii) all material Federal and other material taxes, assessments and other governmental charges imposed upon the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)Regulations T, U and X.  None of the Borrower or any of its Restricted Subsidiaries is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Revolving Loan or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)[Reserved].

(m)[Reserved].

(n)Permits, Etc.  The Borrower and each of its Restricted Subsidiaries has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations (including Gaming Licenses) required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith would not reasonably be expected to have a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation (including any Gaming License), and there is no claim that any thereof is not in full force and effect, except to the extent that would not reasonably be expected to have a Material Adverse Effect.  All permits, licenses, authorizations, approvals, entitlements and accreditations (including Gaming Licenses) are in full force and effect except where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Restricted Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such permits, licenses, authorizations, approvals, entitlements and accreditations (including Gaming Licenses) where such suspensions, revocations or failure to renew, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(o)Properties.  The Borrower and each of its Restricted Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.  All real property leased, subleased, licensed or otherwise occupied (other than in fee) by the Borrower and each Restricted Subsidiary as of the Effective Date, and the name of the lessor, sublessor, licensor or other counterparty thereto of such real property, is set forth in Schedule 6.01(o).  As of the Effective Date, the leases, subleases, licenses and other occupancy agreements of the Borrower and each Restricted Subsidiary that are material to its business are valid, enforceable and in full force and effect.  As of the Effective Date, none of the Borrower or any Restricted Subsidiary has made any pledge, mortgage, assignment or sublease of any of its rights under such instruments except pursuant to the Loan Documents and except for Permitted Liens and Permitted Dispositions and, there is no default or condition which, with the passage of time or the giving of notice, or both, could constitute a default on the part of the Borrower and its Restricted Subsidiaries or, to the knowledge of the Borrower and its Restricted Subsidiaries, the counterparties thereto, except as could not reasonably be expected to result in a Material Adverse Effect.  The Borrower and its Restricted Subsidiaries have paid all rents and other charges due and payable under such leases, subleases, licenses or other occupancy agreements, except as could not reasonably be expected to result in a Material Adverse Effect.  As of the Effective Date, none of the Borrower or any of its Restricted Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased, subleased, licensed or otherwise occupied by it, except as described on Schedule 6.01(o) hereof.

(p)Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened in writing against the Borrower or any of its Restricted Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against the Borrower or any of its Restricted Subsidiaries which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against the Borrower or any of its Restricted Subsidiaries or (iii) to the knowledge of each Loan Party, no union representation question existing with respect to the employees of the Borrower or any of its Restricted Subsidiaries and no union organizing activity taking place with respect to any of the employees of the Borrower or any of its Restricted Subsidiaries, except, in the case of subclauses (i), (ii) and (iii), that could not reasonably be expected to have a Material Adverse Effect.  None of the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied except as would not reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All payments due from the Borrower and its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower and its Restricted Subsidiaries, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q)Environmental Matters.  Except as set forth on Schedule 6.01(q), (i) the operations of the Borrower or each of its Restricted Subsidiaries are in compliance with all Environmental Laws except to the extent that failure to comply could not reasonably be expected to have a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by the Borrower or any of its Restricted Subsidiaries or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by the Borrower or any of its Restricted Subsidiaries or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against the Borrower or any of its Restricted Subsidiaries or any predecessor in interest nor does the Borrower or any of its Restricted Subsidiaries have knowledge or notice of any threatened or pending Environmental Action against the Borrower or any of its Restricted Subsidiaries or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Borrower or any of its Restricted Subsidiaries or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) no property now or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries has been used as a treatment or disposal site for any Hazardous Material except to the extent that such use could not reasonably be expected to have a Material Adverse Effect; (vi) none of the Borrower or any of its Restricted Subsidiaries has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) the Borrower and each of its Restricted Subsidiaries holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which the Borrower’s or any of its Restricted Subsidiaries’ failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) none of the Borrower or any of its Restricted Subsidiaries has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in the case of clauses (A) and (B), except as could not reasonably be expected to have a Material Adverse Effect.

(r)Insurance.  The Borrower and each of its Restricted Subsidiaries maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h).  Schedule 6.01(r) sets forth a true, complete and correct list of all insurance maintained by the Borrower and each of its Restricted Subsidiaries on the Effective Date.

(s)Use of Proceeds.  The proceeds of the Revolving Loans may be used to fund general working capital and other corporate purposes of the Borrower and its Restricted Subsidiaries (other than Cripple Creek Expansion Project Costs).  The Letters of Credit will be used for general working capital and other corporate purposes of the Borrower and its Restricted Subsidiaries (other than Cripple Creek Expansion Project Costs).

(t)Solvency.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to the Revolving Loans made, and the Letters of Credit issued, the Borrower and its Restricted Subsidiaries on a consolidated basis are Solvent.  No transfer of property is being made by the Borrower or any of its Restricted Subsidiaries and no obligation is being incurred by the Borrower or any of its Restricted Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Borrower or any of its Restricted Subsidiaries.

(u)Intellectual Property.  Except as set forth on Schedule 6.01(u), the Borrower and each of its Restricted Subsidiaries owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such rights, infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of each Loan Party, no trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Restricted Subsidiaries infringes upon or conflicts with any rights owned, to the knowledge of any Loan Party, by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts, claims or litigation which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v)[Reserved].

(w)Investment Company Act.  None of the Borrower or its Restricted Subsidiaries is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)Anti-Money Laundering and Anti-Terrorism Laws.

(i)None of the Borrower or its Restricted Subsidiaries, nor, to the knowledge of the Loan Parties, any Affiliate of any of the Borrower or any of its Restricted Subsidiaries, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)None of the Borrower or its Restricted Subsidiaries, nor, to the knowledge of the Loan Parties, any Affiliate of any of the Borrower or its Restricted Subsidiaries, nor, to the knowledge of the Loan Parties, any officer, director or principal shareholder or owner of the Borrower or any of its Restricted Subsidiaries is a Blocked Person.

(iii)None of the Borrower or any of its Restricted Subsidiaries (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs.

(y)Anti-Bribery and Anti-Corruption Laws.  The Borrower and its Restricted Subsidiaries are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(i)None of the Borrower or any of its Restricted Subsidiaries has at any time:

(A)offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B)acted or attempted to act in any manner which would subject any of the Borrower or any of its Restricted Subsidiaries to liability under any Anti-Corruption Law.

(ii)There are, and have been, no investigations with regard to a potential violation of any Anti-Corruption Law by the Borrower or any of its Restricted Subsidiaries or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(iii)The Borrower and its Restricted Subsidiaries have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(z)Full Disclosure.

(i)None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries to the Administrative Agent and Lenders (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.

(ii)Projections delivered pursuant to Section 7.01(a)(iv) have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such projections were furnished to the Lenders, and the Loan Parties are not aware of any facts or information that would lead it to believe that such projections, as updated from time to time pursuant to Section 7.01(a)(iv), are incorrect or misleading in any material respect; it being understood that (1) projections are as to future events and are not to be viewed as facts and are, by their nature, subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (2) actual results may differ materially from the projections and such variations may be material and no assurances can be given as to any particular projections being realized, and (3) the projections are not a guarantee of performance.

(aa)Flood Hazard Property.  No Mortgaged Property is a Flood Hazard Property unless the Administrative Agent shall have received the following:  (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Collateral Trustee as lenders loss payee on behalf of the Secured Parties.

(bb)No Default.  No Default or Event of Default has occurred and is continuing.

(cc)Beneficial Ownership Certification.  As of the Effective Date, the information included in the Beneficial Ownership Certification (if any) delivered on or prior to the Effective Date is true and correct in all respects.

(dd)Obligations Constitute Senior Debt.  The Obligations (including, without limitation, the obligations of each Guarantor under the Guaranty) constitute senior secured indebtedness of the Loan Parties that is not subordinated to any other Indebtedness and is permitted indebtedness under the Senior Secured Notes Indenture.

(ee)Collateral; Perfection Matters.  Subject to Section 7.01(t) and applicable Gaming Laws, the provisions of this Agreement, the Security Agreement and the other Loan Documents are and will be effective to create in favor of the Collateral Trustee, for its benefit and the benefit of the Secured Parties, a valid and enforceable security interest in and Lien upon the Collateral purported to be pledged, charged, mortgaged or assigned by it thereunder and described therein, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing, and upon the making of such filings and the taking of such other actions required to be taken hereby or by the applicable Loan Documents (including (a) the filing of appropriate UCC financing statements and continuations thereof in the jurisdictions specified therein, (b) with respect to United States copyright registrations, United States patents and pending patent applications, and United States federal trademark registrations and trademark applications, in each case, the recordation of the appropriate intellectual property security agreements in the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable, (c) the proper recordation of Mortgages and fixture filings with respect to real property other than property that is not required to be subject to a Mortgage hereunder, (d) the filing and recordation of Ship Mortgages in the National Vessel Documentation Center of the United States Coast Guard with respect to each Mortgaged Vessel, (e) the delivery to the Collateral Trustee of any certificates evidencing the certificated securities required to be delivered pursuant to the applicable Loan Documents, duly endorsed or accompanied by duly executed stock powers (where applicable), (f) with respect to any action that may be necessary to obtain control of Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights (each as defined in the UCC), the taking of such actions, and (g) the Collateral Trustee have possession of all Documents, Chattel Paper, Instruments (each as defined in the UCC) and cash constituting Collateral), such security interest and Lien shall constitute a fully perfected first priority Lien (or, with respect to any Mortgaged Vessel, a valid preferred mortgage lien on such Mortgaged Vessel with the priority provided by the Ship Mortgage Act, Chapter 313 of Title 46 of the United States Code) upon such right, title and interest of the Loan Parties, in and to such Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), to the extent that such security interest and Lien can be perfected by such filings, actions, giving of notice and possession, subject only to Permitted Liens.

ARTICLE VII

COVENANTS OF THE BORROWER AND ITS RESTRICTED SUBSIDIARIES

Section 7.01Affirmative Covenants.  Until the Obligations are repaid in full in cash (other than Contingent Indemnity Obligations and excluding Letter of Credit Obligations to the extent Letter of Credit Collateralization has occurred), each Loan Party shall (and shall cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to such Restricted Subsidiaries):

(a)Reporting Requirements.  Furnish to the Administrative Agent for distribution by the Administrative Agent to the Lenders:

(i)within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year of the Borrower and its Subsidiaries commencing with the fiscal quarter of the Borrower and its Subsidiaries ending on March 31, 2021, unaudited consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the projections delivered pursuant to Section 7.01(a)(iv), all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii)within ninety (90) days after the end of each Fiscal Year of the Borrower and its Subsidiaries (beginning with the Fiscal Year ended on December 31, 2020), audited consolidated balance sheet and the related audited consolidated statements of operations, retained earnings and cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the projections delivered pursuant to Section 7.01(a)(iv), all in reasonable detail and prepared in accordance with GAAP, and which consolidated statements shall be accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of any nationally recognized independent public accounting firm or other independent certified public accountants of recognized standing selected by the Borrower and, in the case of such other firm, reasonably satisfactory to the Administrative Agent (which opinion shall be without (1) a “going concern” or like qualification or exception (other than with respect to or resulting from (x) any potential inability to satisfy any financial covenant set forth in Section 7.03 with respect to a future date or in a future period ended within the fiscal year immediately succeeding the fiscal year with respect to which the audit is delivered and (y) the impending maturity of the Revolving Loans and the termination of the Commitments hereunder, in each case, solely in the case of the audit delivered with respect to the fiscal year immediately prior to the fiscal year during which the applicable maturity and termination is scheduled hereunder), (2) any qualification or exception as to the scope of such audit, together with a written statement of such accountants to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03);

(iii)simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (a “Compliance Certificate”):

(A)stating that such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Borrower and its Restricted Subsidiaries propose to take or have taken with respect thereto,

(B)(1) attaching a schedule showing in reasonable detail the calculation of (i) commencing with the fiscal quarter ending June 30, 2021, the financial covenant specified in Section 7.03(a) and (ii) with respect to each Compliance Certificate delivered in respect of the fiscal quarters ending on March 31, 2021 and June 30, 2021, the financial covenant specified in Section 7.03(b) as of the last day of such fiscal quarter, and (2) including a discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the financial projections for such period and the figures for the corresponding period in the previous Fiscal Year;

(iv)not later than the date that is ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ending on December 31, 2021, a certificate of an Authorized Officer of the Borrower (A) attaching projected quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Borrower and its Subsidiaries, prepared on a quarterly basis and otherwise either substantially consistent with the format of the previous financial projections delivered pursuant hereto or in form and substance reasonably satisfactory to the Administrative Agent, for the immediately succeeding Fiscal Year for the Borrower and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(z)(ii) are true and correct in all material respects with respect to the financial projections delivered to the Administrative Agent pursuant to clause (A) of this Section 7.01(a)(iv), subject to the limitations on such representations and warranties as to projections set out in Section 6.01(z)(ii);

(v)promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any material investigation of Borrower or any of its Restricted Subsidiaries other than routine inquiries by such Governmental Authority;

(vi)as soon as possible, and in any event within three (3) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that would reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development that would reasonably be expected to have a Material Adverse Effect and the action proposed to be taken with respect thereto;

(vii)to the extent any of the following would reasonably be expected to result in a liability of the Borrower or any of its Restricted Subsidiaries in excess of $5,000,000 in the aggregate (A) as soon as possible and in any event within ten (10) days after the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates proposes to take with respect thereto, (B) promptly and in any event within ten (10) days after receipt thereof by the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within ten (10) days after the filing thereof with the Internal Revenue Service if requested by the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten (10) days after the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within three (3) days after receipt thereof by the Borrower or any of its Restricted Subsidiaries or the Borrower or any of its Restricted Subsidiaries has knowledge of such receipt by any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may be in critical and declining status within the meaning of Section 305 of ERISA, and (F) promptly and in any event within ten (10) days after the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates;

(viii)promptly after the commencement thereof but in any event not later than five (5) Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Borrower or any Restricted Subsidiary, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, could reasonably be expected to have a Material Adverse Effect;

(ix)promptly, and in any event within five (5) Business Days after receipt by any officer of the Borrower or any Restricted Subsidiary of any written notice or communication of any Gaming Authority that states, with respect to any issued Gaming License, that such Gaming Authority is considering revoking or modifying such Gaming License (in whole or in part) in any respect materially adverse to the Lenders, written notice thereof;

(x)promptly and in any event within five (5) Business Days after execution, receipt or delivery thereof, copies of any notices that any Loan Party delivers to or receives from the Collateral Trustee under the Loan Documents;

(xi)concurrently with the delivery thereof to the Collateral Trustee, copies of any Joinder Agreement or any Security Agreement Supplement (each as defined in the Security Agreement);

(xii)promptly after (1) the sending or filing thereof, copies of all material statements or reports and other material information the Borrower or any Restricted Subsidiary delivers pursuant to the Senior Secured Notes Indenture and (2) the receipt thereof, a copy of any material notice received pursuant to the Senior Secured Notes Indenture;

(xiii)simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements, the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to clauses (i) and (ii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent; and

(xiv)promptly after a reasonable request, such other information concerning the condition or operations, financial or otherwise, of the Borrower or any Restricted Subsidiary (including, for the avoidance of doubt, information concerning compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation (including a Beneficial Ownership Certification) or other applicable anti-money laundering laws) as the Administrative Agent may from time to time may reasonably request.

Notwithstanding the foregoing, the obligations in Sections 7.01(a)(i) and (ii) may be satisfied with respect to any financial statements of the Borrower and its consolidated Subsidiaries by furnishing to the Administrative Agent (A) the applicable financial statements of the Borrower or (B) the Borrower Form 10-K or 10-Q, as applicable, filed with the SEC or any securities exchange, in each case, within the time periods specified in such paragraphs; provided that, to the extent such statements are in lieu of statements required to be provided under Section 7.01(a)(ii), such statements shall be accompanied by a report of an independent certified public accountants of nationally recognized standing satisfying the applicable requirements set forth in Section 7.01(a)(ii).

(b)Additional Guarantors and Collateral Security.  Subject to compliance with applicable Gaming Laws, cause:

(i)each Subsidiary of any Loan Party that is not a Guarantor on the Effective Date (other than any Inactive Subsidiary to the extent such Subsidiary continues to own no assets and have no business operations and generate no revenue, a CFC, FSHCO or an Unrestricted Subsidiary) to execute and deliver to the Administrative Agent and the Collateral Trustee, as applicable, promptly and in any event within thirty (30) days (sixty (60) days in the case of the matters set forth in clauses (D) and (E) below with respect to any Mortgage or any Ship Mortgage, as applicable) (or in each case such longer time as the Administrative Agent may agree) after the formation, acquisition or change in status (including any Revocation that results in an Unrestricted Subsidiary becoming a Restricted Subsidiary) thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a Joinder Agreement and a Security Agreement Supplement (each as defined in the Security Agreement) in accordance with Section 5.3 of the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement (if such Equity Interests are certificated), (2) undated stock powers for such certificated Equity Interests executed in blank, (3) such other security documents (including intellectual property security agreements) as the Administrative Agent may request, together with appropriate UCC financing statements, all in form and substance satisfactory to the Administrative Agent, (4) a joinder to the Intercompany Subordination Agreement and (5) such opinions of counsel with respect to such Subsidiary as the Administrative Agent may reasonably request (which opinions shall not be of greater scope than the opinions delivered as of the Effective Date), (C) a Collateral Trust Joinder (as defined in the Collateral Trust Agreement) in accordance with Section 7.19 of the Collateral Trust Agreement, (D) to the extent required under the terms of Section 7.01(m), one or more Mortgages creating a perfected, first priority Lien (subject only to Permitted Liens) on the fee or leasehold interest in the real property of such Subsidiary that constitutes a Gaming Facility, and such other Real Property Deliverables as may reasonably be required by the Administrative Agent with respect to each such real property, (E) to the extent required under the terms of Section 7.01(n), one or more Ship Mortgages creating a first “preferred mortgage” within the meaning of the Ship Mortgage Act that will qualify for the benefits accorded a “preferred mortgage” thereunder on any Vessel of such Subsidiary, and such other deliverables as may reasonably be required by the Administrative Agent with respect to each such Vessel, (F) such other agreements, instruments, approvals or other documents reasonably requested by the Administrative

Agent in order to, subject to Permitted Liens, create, perfect, establish the first priority or preferred status of or otherwise protect any Lien purported to be covered by any such Security Agreement, Mortgage or Ship Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary contemplated by the Security Agreement, such Mortgage or such Ship Mortgage shall become Collateral for the Obligations;

(ii)each owner of the Equity Interests of any such Subsidiary (other than any Inactive Subsidiary to the extent such Subsidiary continues to own no assets and have no business operations and generate no revenue or the Equity Interests of such Subsidiary constitute “Excluded Assets” (as defined in the Security Agreement)) to execute and deliver promptly and in any event within ten (10) Business Days (or such longer time as the Administrative Agent may agree) after the formation, acquisition or change in status of such Subsidiary a “Security Agreement Supplement” (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary that are certificated and required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such certificated Equity Interests executed in blank, (C) such opinions of counsel as the Administrative Agent may reasonably request (which opinions shall not be of greater scope than the opinions delivered as of the Effective Date) and (D) such other conforming agreements, instruments, approvals or other documents reasonably requested by the Administrative Agent; and

(iii)each Guarantor shall, upon the reasonable request of the Administrative Agent or the Collateral Trustee, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Collateral Trustee, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Requirements of Law.

(c)Compliance with Laws; Payment of Taxes.

(i)Comply, and cause each of its Restricted Subsidiaries to comply with all Requirements of Law (including, without limitation, all Environmental Laws and all Gaming Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(ii)Pay, and cause each of its Restricted Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all material federal and other material taxes, assessments and other governmental charges imposed upon the Borrower or any of its Restricted Subsidiaries or any property of the Borrower or any of its Restricted Subsidiaries, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d)Preservation of Existence, Etc.  Except as expressly permitted by Section 7.02(c), maintain and preserve, and cause each of its Restricted Subsidiaries (other than an Inactive Subsidiary) to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Restricted Subsidiaries (other than an Inactive Subsidiary) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to maintain and preserve such rights and privileges to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e)Keeping of Records and Books of Account.  Keep, and cause each of its Restricted Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)Inspection Rights.  Subject to any applicable Gaming Laws restricting such actions, permit, and cause each of its Restricted Subsidiaries to permit, promptly upon request, the agents and representatives of any Agent at any time and from time to time upon reasonable prior notice during normal business hours, at the expense of the Borrower (subject to the limitations in Section 2.06(b)), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits and valuations or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Restricted Subsidiaries, to discuss the affairs, finances and accounts of such Person (provided that the Borrower or the Restricted Subsidiaries may, at their option, have one or more employees or representatives present at any discussion with such accountants) with the Agents and representatives of any Agent in accordance with this Section 7.01(f).  Notwithstanding anything to the contrary in this Section 7.01(f) neither Borrower nor its Subsidiaries will be required to disclose or permit the inspection or discussion of, any document, information or other matter (1) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law (including any applicable Gaming Law) or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (2) that is subject to attorney client or similar privilege or constitutes attorney work product, (3) in respect of which Borrower or its Subsidiaries owes confidentiality obligations to any third party not entered into in contemplation avoiding such inspection and disclosure or (4) that constitutes non-financial trade secrets or non-financial proprietary information of Borrower or any Subsidiary thereof and/or any customers and/or suppliers of the foregoing.

(g)Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Restricted Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h)Maintenance of Insurance.  Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.  All policies covering the Collateral are to be made payable to the Collateral Trustee for the benefit of the Secured Parties, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Administrative Agent may reasonably require to fully protect the Secured Parties’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Trustee and the Administrative Agent, with the lenders loss payee endorsement in favor of the Collateral Trustee and the additional insured endorsement in favor of the Collateral Trustee and the Administrative Agent, and shall provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to the Collateral Trustee and the Administrative Agent of the exercise of any right of cancellation.  If the Borrower or any of its Restricted Subsidiaries fails to maintain such insurance, the Collateral Trustee or the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Trustee’s or the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided, that, in the absence of an Event of Default, the Collateral Trustee or the Administrative Agent shall provide the Borrower with prior written notice before arranging for any such insurance.  Upon the occurrence and during the continuance of an Event of Default, at the election of the Collateral Trustee or the Administrative Agent in their respective sole discretion, the Collateral Trustee shall have the sole right, in the name of the Secured Parties, the Borrower and its Restricted Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Restricted Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations (including any Gaming Licenses) that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j)Environmental.  (i) Keep any property either owned or operated by it or any of its Restricted Subsidiaries free of any Environmental Liens except where such Environmental Lien is a Permitted Lien or could not reasonably be expected to have a Material Adverse Effect;

(ii) comply, and cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and provide to the Collateral Trustee and the Administrative Agent any documentation of such compliance which the Collateral Trustee or the Administrative Agent may reasonably request, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; (iii) provide the Agents written notice within ten (10) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Restricted Subsidiaries and take any Remedial Actions required to abate said Release, except for such Releases which could not reasonably be expected to have a Material Adverse Effect; and (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of the Borrower or any of its Restricted Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Borrower or any of its Restricted Subsidiaries; and (C) notice of a violation, citation or other administrative order from any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

(k)Fiscal Year.  Cause the Fiscal Year of the Borrower and its Restricted Subsidiaries to end on December 31st of each calendar year unless the Administrative Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l)[Reserved].

(m)After Acquired Real Property.  Subject to compliance with applicable Gaming Laws, upon the acquisition or lease by it or any of its Restricted Subsidiaries after the date hereof of any fee or leasehold interest in any real property (wherever located and including both developed and undeveloped real property) within fifteen (15) Business Days so notify the Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property.  The Administrative Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such real property; provided that in connection with such determination the Administrative Agent shall consider whether the burden or cost of securing such real property outweighs the benefit of such security to the Administrative Agent and the Secured Parties; provided further that a Mortgage may only be requested for any fee or leasehold interest in any real property with a Fair Market Value in excess of $5,000,000 individually or $10,000,000 in the aggregate with all other real property acquired after the Effective Date.  Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such real property shall furnish the same to the Collateral Trustee within sixty (60) days of such request (or such later period of time as agreed to by the Administrative Agent in its sole discretion).  The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(m).

(n)After Acquired Vessels.  Subject to compliance with applicable Gaming Laws, upon the acquisition by it or any of its Restricted Subsidiaries after the date hereof of any Vessel (other than leasehold interests in any Vessel) within fifteen (15) Business Days so notify the Administrative Agent, setting forth with specificity a description of the interest acquired, the location of the Vessel and either an appraisal or such Loan Party’s good-faith estimate of the current value of such Vessel.  The Administrative Agent shall notify such Loan Party whether it intends to require a Ship Mortgage (and any other Vessel Deliverables) with respect to such Vessel; provided that (i) no Ship Mortgage shall be required with respect to any Vessel with a fair market value of less than $1,000,000 and (ii) in connection with such determination the Administrative Agent shall consider whether the burden or cost of securing such Vessel outweighs the benefit of such security to the Administrative Agent and the Secured Parties.  Upon receipt of such notice requesting a Ship Mortgage (and all other Vessel Deliverables), the Person that has acquired such Vessel shall furnish the same to the Collateral Trustee within sixty (60) days of such request (or such later period of time as agreed to by the Administrative Agent in its sole discretion).  The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(n).

(o)Anti-Bribery and Anti-Corruption Laws.  Maintain, and cause each of its Restricted Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(p)Lender Calls; Annual Meetings.  At the request of the Required Lenders, participate, and cause each of its Restricted Subsidiaries to participate, in quarterly conference calls with the Administrative Agent and the Lenders, such calls to be held at such times as may be agreed to by the Borrower and the Administrative Agent, but in any event not later than the date which is ten (10) Business Days after the financial statements are to be delivered pursuant to Section 7.01 (if so requested).

(q)Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Loans and the Letters of Credit only for the purposes set forth in Section 6.01(s).

(r)Limitation on Designations of Unrestricted Subsidiaries.

(i)The Borrower may, on or after the Effective Date, designate any Subsidiary of the Borrower (other than any Subsidiary that (i) owns, leases or operates any portion (other than de minimis assets) of a Core Property or (ii) that owns any Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole)), as an “Unrestricted Subsidiary” under this Agreement (a “Designation”) only if:

(A)no Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(B)the Borrower would be permitted under this Agreement to make an Investment at the time of such Designation (assuming the effectiveness of such Designation) in an amount (the “Designation Amount”) equal to the fair market value of the assets of such Subsidiary (net of any liabilities of such Subsidiary that will not constitute liabilities of any Loan Party or Restricted Subsidiary after such Designation) owned by the Borrower and/or any of the Restricted Subsidiaries on such date;

(C)after giving effect to such Designation, other than in the case of a newly-formed Subsidiary that has no assets (other than immaterial assets), the Borrower shall be in compliance with the financial covenants set forth in Section 7.03 (regardless of whether then applicable) on a pro forma basis as of the last day of the most recently ended fiscal quarter;

(D)such Subsidiary shall also have been designated as an “Unrestricted Subsidiary” under the Senior Secured Notes; and

(E)prior to the Cripple Creek Expansion Opening Date, such Subsidiary has not entered into any business or transaction other than the development, construction, ownership and operation of the Waukegan Project.

Upon any such Designation after the Effective Date, the Borrower and its Restricted Subsidiaries shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the Designation Amount.  In addition to the foregoing and notwithstanding anything to the contrary contained herein, (i) in no event shall the Borrower or any of its Restricted Subsidiaries at any time sell or otherwise transfer to any Unrestricted Subsidiary any Intellectual Property that is material to the business of the Borrower and its Restricted Subsidiaries (taken as a whole) and (ii) at no time shall any Unrestricted Subsidiary hold any Equity Interests of the Borrower or any of its Subsidiaries that are Restricted Subsidiaries.

(ii)The Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

(A)all Liens and Indebtedness of such Unrestricted Subsidiary and its Subsidiaries outstanding immediately following such Revocation would, if incurred at the time of such Revocation, have been permitted to be incurred for all purposes of this Agreement;

(B)any designation of such Subsidiary as an “Unrestricted Subsidiary” shall have been revoked under the Senior Secured Notes; and

(C)such Revocation would not cause or result in a Default or an Event of Default.

(iii)All Designations and Revocations occurring after the Effective Date must be evidenced by an officer’s certificate of the Borrower delivered to the Administrative Agent with the Authorized Officer so executing such certificate certifying compliance with the foregoing provisions of Section 7.01(r)(i) (in the case of any such Designations) and of Section 7.01(r)(ii) (in the case of any such Revocations).

(iv)If Borrower designates a Guarantor as an Unrestricted Subsidiary in accordance with this Section 7.01(r)(i), the Obligations of such Guarantor under the Loan Documents shall terminate and be of no further force and effect and, subject to the terms of the Collateral Trust Agreement and at the Borrower’s request, the Administrative Agent will execute and deliver to the Collateral Trustee any instrument evidencing such termination and direct the Collateral Trustee shall take all actions appropriate and in accordance with the Collateral Trust Agreement in order to effect such termination and release of such Liens and without recourse or warranty by the Administrative Agent or the Collateral Trustee (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).  Any such foregoing actions taken by the Administrative Agent and/or Collateral Trustee shall be at the sole cost and expense of the Borrower.

(s)Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Restricted Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to subject to valid and perfected first priority Liens (or, with respect to any Mortgaged Vessel, a valid preferred mortgage lien on such Mortgaged Vessel with the priority provided by the Ship Mortgage Act, Chapter 313 of Title 46 of the United States Code) (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Restricted Subsidiaries, and (ii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes (but does not obligate) each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes (but does not obligate) each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(t)Post-Closing Covenant(s).  Execute and deliver the documents and complete the tasks set forth on Schedule 7.01(t), in each case within the time limits specified on such schedule (or such later period of time as agreed to by the Administrative Agent in its sole discretion).

Section 7.02Negative Covenants.  Until the Obligations are repaid in full in cash (other than Contingent Indemnity Obligations and excluding Letter of Credit Obligations to the extent Letter of Credit Collateralization has occurred), each Loan Party shall not (and shall cause its Restricted Subsidiaries to observe and perform the covenants herein set forth applicable to such Restricted Subsidiaries):

(a)Liens.  Directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, or on any proceeds, income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

(b)Indebtedness.  Directly or indirectly create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or permit any Restricted Subsidiary to issue any Preferred Stock; provided, however, that the Borrower may incur Indebtedness and any Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)the incurrence by the Borrower and its Restricted Subsidiaries of the Obligations, including (x) Indebtedness represented by this Agreement, and the Revolving Loans and Guaranties and (y) each of their obligations arising under the Loan Documents to the extent such obligations constitute Indebtedness;

(ii)the incurrence by the Borrower and its Restricted Subsidiaries of Indebtedness with respect to the Senior Secured Notes in an aggregate principal amount at any one time outstanding under this clause (ii), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (ii), not to exceed $310.0 million; provided that Indebtedness under this clause (ii) may be designated as Parity Lien Debt but not Priority Lien Debt;

(iii)the incurrence by the Borrower or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by this Agreement to be incurred under this clause (iii) or clauses (vi) or (ix) of this paragraph;

(iv)the incurrence by the Borrower or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(v)the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness represented by Attributable Debt, Capitalized Lease Obligations, FF&E financing arrangements, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred in connection with capital expenditures or for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, renovation, repair, expansion, replacement, refurbishment or improvement of property (real or personal), plant or equipment used or useful in the business of the Borrower or any of its Restricted Subsidiaries, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets, in an aggregate principal amount or accreted value, as applicable, not to exceed $15.0 million;

(vi)the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness equal to 200.0% of the net cash proceeds received by the Borrower since the Effective Date from an Equity Offering to the extent such proceeds have not been applied pursuant to: (i) the third paragraph of Section 3.07 of the Senior Notes Indenture; (ii) clause

(c)(ii) of the first paragraph of Section 7.02(f); (iii) clause (4) of the second paragraph of Section 7.02(f); and (iv) clause (b) of the definition of “Permitted Investments”;

(vii)the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances and performance and surety bonds in the ordinary course of business;

(viii)the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(ix)the incurrence by the Borrower or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Borrower and its Restricted Subsidiaries;

(x)the incurrence by the Borrower or any of its Restricted Subsidiaries arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xi)the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness deemed to exist pursuant to the terms of a Joint Venture agreement as a result of a failure of the Borrower or such Restricted Subsidiary to make a required capital contribution therein; provided, that the only recourse on such Indebtedness is limited to the Borrower’s or such Restricted Subsidiary’s equity interests in the related Joint Venture;

(xii)the incurrence of unsecured Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(xiii)the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of Preferred Stock;

(xiv)the guarantee by the Borrower or any of the Guarantors of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided, that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xv)the incurrence by the Borrower or any of the Guarantors of Indebtedness in respect of bid, payment or other performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, completion guarantees and letters of credit provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business (including to support the Borrower’s or any of its Restricted Subsidiaries’ applications for Gaming Licenses or for the purposes referenced in this clause (xv)), and reimbursement obligations in respect of the foregoing;

(xvi)Indebtedness arising from agreements of the Borrower or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Investments or any acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition;

(xvii)Acquired Debt and other Indebtedness of Persons outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Borrower or any of its Restricted Subsidiaries or incurred or issued to finance a merger consolidation or other acquisition; provided, however, that (A) at the time such Person is acquired, either (i) on the date of such transaction after giving pro forma effect thereto and as if the same had occurred at the beginning of the applicable four-quarter period, the Borrower and its Restricted Subsidiaries would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 7.02(b) or (ii) on the date of such transaction after giving pro forma effect thereto and as if the same had occurred at the beginning of the applicable four-quarter period the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries would be no lower than such ratio immediately prior to such acquisition or merger or (B) such Indebtedness is Indebtedness of a Restricted Subsidiary that existed at the time such Person became a Subsidiary and was not created in contemplation thereof;

(xviii)Indebtedness consisting of the financing of insurance premiums;

(xix)PPP Loan Debt;

(xx)a finance lease at the Rising Star Casino Resort, not to exceed $4.0 million; and

(xxi)the incurrence by the Borrower or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding under this clause (xxi), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xxi), not to exceed $15 million, provided, however, that if the Cripple Creek Expansion Opening Date occurs by the Cripple Creek Expansion Opening Deadline, the amount of Indebtedness permitted by this clause (xxi) shall be $25.0 million; provided, further, that Indebtedness under this clause (xxi) may be designated as Parity Lien Debt (but not Priority Lien Debt).

The Borrower will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor, unless such Indebtedness is also contractually subordinated in right of payment to the Obligations and the applicable Guaranties on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower solely by virtue of the provisions of the Collateral Trust Agreement or by virtue of being unsecured or by virtue of being secured on a senior, parity or junior Lien basis.

For purposes of determining compliance with this “Indebtedness” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xxi) above, the Borrower will be permitted to classify such item of Indebtedness on the date of its incurrence, in any manner that complies with this covenant.  The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Borrower as accrued.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Borrower or any of its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be: (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (2) the principal amount of the Indebtedness (including the accrued amount of any interest payable-in-kind), in the case of any other Indebtedness; (3) in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and (4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (a) the Fair Market Value of such assets at the date of determination and (b) the amount of the Indebtedness of the other Person.

(c)Merger, Consolidation or Disposition.  The Borrower shall not, directly or indirectly (1) consolidate or merge with or into or wind up into another Person (whether or not the Borrower is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole (without giving effect to any property or assets of any Unrestricted Subsidiary), in one or more related transactions, to another Person, unless:

(i)either: (a) the Borrower is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (the “Surviving Entity”);

(ii)the Surviving Entity (if other than the Borrower) assumes all the Obligations of the Borrower under this Agreement, the other Loan Documents and the Secured Debt Documents pursuant to agreements executed and delivered to the Administrative Agent;

(iii)immediately after such transaction no Default or Event of Default exists;

(iv)the transaction would not result in the loss, suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with the loss, suspension or material impairment;

(v)the Surviving Entity:

(A)will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction; and

(B)will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 7.02(b);

(vi)such transaction would not require any holder or beneficial owner of the notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such holder or beneficial owner of the notes would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction;

(vii) the Collateral owned by the Surviving Entity will (a) continue to constitute Collateral under this Agreement and the Secured Debt Documents and (b) not be subject to any other Lien, other than Permitted Liens;

(viii)to the extent any assets of the Person which is merged or consolidated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Secured Debt Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Secured Debt Documents in the manner and to the extent required in this Agreement or any of the Secured Debt Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Secured Debt Documents; and

(ix)the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements comply with this Agreement and all conditions precedent have been satisfied.

No Guarantor may, directly or indirectly, consolidate or merge with or into another Person (whether or not such Guarantor is the surviving corporation) unless:

(i)either: (a) the Guarantor is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia (the “Surviving Guarantor Entity”);

(ii)the Surviving Guarantor Entity (if other than the Guarantor) assumes all the Obligations of the Guarantor under its Guaranty, this Agreement and the Secured Debt Documents pursuant to agreements executed and delivered to the Administrative Agent;

(iii)immediately after such transaction no Default or Event of Default exists;

(iv)the transaction would not result in the loss, suspension or material impairment of any Gaming License unless a comparable replacement Gaming License is effective prior to or simultaneously with the loss, suspension or material impairment;

(v)the Borrower:

(A)will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Borrower immediately preceding the transaction; and

(B)will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 7.02(b);

(vi)such transaction would not require any holder or beneficial owner of the notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such holder or beneficial owner of the notes would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction;

(vii)the Collateral owned by the Surviving Guarantor Entity will (a) continue to constitute Collateral under this Agreement and the Secured Debt Documents and (b) not be subject to any other Lien, other than Permitted Liens;

(viii)to the extent any assets of the Person which is merged or consolidated with or into the Surviving Guarantor Entity are assets of the type which would constitute Collateral under the Secured Debt Documents, the Surviving Guarantor Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Secured Debt Documents in the manner and to the extent required in this Agreement or any of the Secured Debt Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Secured Debt Documents; and

(ix)the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements comply with this Agreement and all conditions precedent have been satisfied.

In the event of:

(x)a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise; or

(y)a sale or other disposition of all of the Equity Interests of any Guarantor, in each case to a Person which is not the Borrower or a Restricted Subsidiary or an Affiliate of the Borrower;

then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Equity Interests of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Guaranty and this Agreement; provided that:

(1)the Net Cash Proceeds of such sale or other disposition are applied in accordance with Section 2.05(c); and

(2)all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other Liens which secure, Indebtedness of the Borrower or any of its Subsidiaries, shall also terminate.

This Section 7.02(c) will not apply to a sale, assignment, transfer, conveyance or other disposition of assets solely between or among the Borrower and any of its Restricted Subsidiaries that is a Guarantor.

(d)Change in Nature of Business.  Make, or permit any of its Restricted Subsidiaries to make, any change in the nature of its business conducted by any of them on the Effective Date other than to the extent a Permitted Business.

(e)Dispositions.  Consummate or permit any of its Restricted Subsidiaries to consummate a Disposition other than a Permitted Disposition unless:

(1)the Borrower (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Disposition at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received in the Disposition by the Borrower or such Restricted Subsidiary of the Borrower is in the form of cash.  For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Borrower’s most recent consolidated balance sheet prepared in accordance with GAAP) of the Borrower or any of the Borrower’s Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that unconditionally releases the Borrower or such Restricted Subsidiary of the Borrower from further liability; and

(b) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary of the Borrower from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Borrower or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(3)no Event of Default then exists or would result therefrom.

Notwithstanding anything to the contrary contained in this Section 7.02(e), the Net Cash Proceeds of Dispositions (other than Permitted Dispositions) shall be subject to Section 2.05(c).

(f)Restricted Payments.  Directly or indirectly: (1) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary of the Borrower); (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness between or among the Borrower or any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or a purchase, repurchase, or other acquisition of Indebtedness subordinated in right of payment to the Obligations made in contemplation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, redemption or other acquisition; or (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, after the Cripple Creek Expansion Opening Date, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) the Borrower would, at the time of such Restricted Payment, and after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have a Fixed Charge Coverage Ratio of at least 2.0 to 1.0; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since the Effective Date (excluding Restricted Payments permitted by clause (1) of the second paragraph of this Section 7.02(f)), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) for the period beginning on the first day of the first fiscal quarter following the closing of the sale of the notes to the end of the Borrower’s most recently ended fiscal quarter for which financial statements of the Borrower are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii)  100% of the aggregate net cash proceeds received by the Borrower after the Effective Date from an Equity Offering to the extent such proceeds have not been applied pursuant to: (w) the third paragraph of Section 3.07 of the Senior

Notes Indenture; (x) clause (4) of the second paragraph of Section 7.02(f); (y) clause (vi) of the second paragraph of Section 7.02(b); and (z) clause (b) of the definition of “Permitted Investments”; plus

(iii) to the extent that any Restricted Investment that was made after the Effective Date is sold, liquidated, repaid or otherwise disposed of for cash or Cash Equivalents (or in the case of a Restricted Investment that is a Guarantee, if such Guarantee is released, the initial amount of such Restricted Investment), the lesser of (x) the cash or Cash Equivalents return of capital received with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment; plus

(iv) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after the Effective Date is redesignated as a Restricted Subsidiary after the Effective Date, the Fair Market Value of the Borrower’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(v) 100% of any dividends or distributions received in cash and 100% of the Fair Market Value of any property received in any such dividend or distribution by the Borrower or a Restricted Subsidiary after the Effective Date from an Unrestricted Subsidiary of the Borrower; plus

(vi) $2.0 million.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Guarantor that is contractually subordinated to the Obligations with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(2)the redemption or repurchase of any Indebtedness of the Borrower (or of any Restricted Subsidiary of the Borrower) required by, and in accordance with, any order of any Gaming Authority or deemed necessary by the Board of Directors of the Borrower in order to avoid the suspension, revocation or denial of a Gaming License;

(3)the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower held by any employee of the Borrower (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period;

(4)Restricted Payments other than Investments in Unrestricted Subsidiaries with the net cash proceeds of one or more Equity Offerings; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from: (i) clause (c)(ii) of the preceding paragraph; (ii) the third paragraph of Section 3.07 of the Senior Notes Indenture; (iii) clause (vi) of the second paragraph of Section 7.02(b); and (iv) clause (b) of the definition of “Permitted Investments”;

(5)the repurchase, redemption or other acquisition or retirement for value of the Warrants with the proceeds of the Senior Secured Notes;

(6)the payment, by the Borrower, of cash in lieu of the issuance of fractional shares upon the exercise of any option, warrant or similar instrument or upon the conversion or exchange of Equity Interests of the Borrower; and

(7)other Restricted Payments not to exceed $5.0 million in the aggregate since the Effective Date; provided, however, that if the Cripple Creek Expansion Opening Date occurs by the Cripple Creek Expansion Opening Deadline, the amount of other Restricted Payments permitted by this clause (7) shall be $10.0 million in the aggregate since the Effective Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary of the Borrower, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of the Borrower, whose resolution with respect thereto will be delivered to the Administrative Agent.

(g)Transactions with Affiliates.  Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make, modify, waive, amend or otherwise change any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $2.5 million, unless (i) the Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary of the Borrower, as the case may be, than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, the Borrower delivers to the Administrative Agent a resolution of the Board of Directors of the Borrower set forth in a certificate of an Authorized Officer of the Borrower certifying that such Affiliate Transaction complies with this clause (g) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors or, if there are no disinterested members of the Board of Directors of the Borrower, such Affiliate Transaction has been approved unanimously by the members of the Board of Directors of the Borrower.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph: (1) transactions exclusively between or among (x) the Borrower and one or more Guarantors or (y) Guarantors; (2) any employment agreement or arrangement entered into by the Borrower or by any Restricted Subsidiary of the Borrower that has been approved by a majority of disinterested members of the Board of Directors of the

Borrower; (3) reasonable and customary fees and compensation paid to, and indemnities and similar arrangements provided on behalf of, the Board of Directors and officers, directors or employees of the Borrower or any Restricted Subsidiary of the Borrower; (4) any transaction with respect to which the Borrower or any of its Restricted Subsidiaries obtains an opinion as to the fairness to the Borrower or such Restricted Subsidiary, as applicable, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; (5) loans or advances to employees in the ordinary course of business; (6) any payments or other transactions pursuant to a tax sharing agreement or other tax management arrangement between the Borrower and any other Person with which the Borrower files a consolidated, unitary or combined tax return or with which the Borrower is part of a consolidated, unitary or combined group for tax purposes; (7) transactions in effect on the Effective Date and set forth on Schedule 7.02(g); (8) transactions with Joint Ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead, sharing of customer lists, licensing or sharing intellectual property and customer loyalty programs or that are approved by a majority of the disinterested members of the Borrower’s Board of Directors (or by the audit committee or any committee of the Board of Directors consisting of disinterested members of the Board of Directors) (a director shall be disinterested if he or she has no interest in such Joint Venture or Unrestricted Subsidiary other than through the Borrower and its Restricted Subsidiaries); and (9) Restricted Payments permitted to be made pursuant to Section 7.02(f).

(h)Modifications of Senior Secured Notes Indenture and Organizational Documents.

(i)amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Senior Secured Notes Indenture or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, or security agreement) relating to the Senior Secured Notes Indenture if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, the Senior Secured Notes, or would otherwise be adverse to the Lenders in any material respect; and

(ii)amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it), or enter into any new agreement with respect to any of its Equity Interests, in any case, in a manner that is materially adverse to the interests of the Lenders.

(i)Anti-Money Laundering and Anti-Terrorism Laws.

(i)None of the Borrower or any of its Restricted Subsidiaries, nor any of their Affiliates or agents, shall:

(A)conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C)use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)None of the Borrower or any of its Restricted Subsidiaries, nor any Affiliate of any of the Borrower or any of its Restricted Subsidiaries, nor any officer, director or principal shareholder or owner of the Borrower or any of its Restricted Subsidiaries, nor any of the Borrower’s or any of its Restricted Subsidiaries’ respective agents acting or benefiting in any capacity in connection with the Revolving Loans, Letters of Credit or other transactions hereunder, shall be or shall become a Blocked Person.

(j)Anti-Bribery and Anti-Corruption Laws.  None of the Borrower or any of its Restricted Subsidiaries shall:

(i)offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of:  (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)act or attempt to act in any manner which would subject any of the Borrower or any of its Restricted Subsidiaries to liability under any Anti-Corruption Law.

Section 7.03Financial Covenants.  Until the Obligations are repaid in full in cash (other than Contingent Indemnity Obligations and excluding Letter of Credit Obligations to the extent Letter of Credit Collateralization has occurred), each Loan Party shall not:

(a)Maximum Priority Revolver Leverage Ratio.  Permit the Priority Revolver Leverage Ratio as of the last day of any fiscal quarter (commencing with the fiscal quarter ending June 30, 2021) to be greater than 1.00 to 1.00.

(b)Minimum Liquidity.  As of March 31, 2021 and June 30, 2021, permit the Borrower’s Liquidity to be less than $20,000,000.

ARTICLE VIII

[RESERVED]

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01Events of Default.  Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Revolving Loan, any Administrative Agent Advance, and Letter of Credit Obligation or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Revolving Loans) or any other Loan Document within five (5) Business Days of the due date of such amount or (ii) all or any portion of the principal of the Revolving Loans, any Administrative Agent Advance or any Letter of Credit Obligation when due;

(b)any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Restricted Subsidiaries or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c)the Borrower or any of its Restricted Subsidiaries shall fail to perform or comply with any covenant or agreement contained in (i) Section 7.01(a), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(t), Section 7.02 or Section 7.03, or (ii) Section 7.01(b), Section 7.01(m), Section 7.01(n), or Section 7.01(p) or the Borrower or any of its Restricted Subsidiaries shall fail to perform or comply with any material covenant or material agreement contained in the Security Agreement, the Collateral Trust Agreement or any Control Agreement, Mortgage or Ship Mortgage to which it is a party and, in the case of this clause (c)(ii), such failure, if capable of being remedied, shall remain unremedied for fifteen (15) days after the earlier of the date an Authorized Officer of the Borrower or any of its Restricted Subsidiaries has knowledge of such failure and the date written notice of such default shall have been given by any Agent to the Borrower or any of its Restricted Subsidiaries;

(d)the Borrower or any of its Restricted Subsidiaries shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days after the earlier of the date an Authorized Officer of the Borrower or any of its Restricted Subsidiaries has knowledge of such failure and the date written notice of such default shall have been given by any Agent to the Borrower or any of its Restricted Subsidiaries;

(e)the Borrower or any of its Restricted Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $10,000,000 and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)the Borrower or any of its Restricted Subsidiaries (i) shall institute any Insolvency Proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)any Insolvency Proceeding shall be instituted against the Borrower or any of its Restricted Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any Loan Party party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)(i) the Security Agreement, any Mortgage, any Ship Mortgage or any other security document, after delivery thereof pursuant hereto, except as otherwise released in accordance with the terms hereof, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (or, with respect to any Mortgaged Vessel, a valid preferred mortgage lien on such Mortgaged Vessel with the priority provided by the Ship Mortgage Act, Chapter 313 of Title 46 of the United States

Code) in favor of the Collateral Trustee for the benefit of the Secured Parties on any Collateral with a fair market value of more than $2,000,000 in the aggregate purported to be covered thereby or (ii) any Lien purported to be created by any Loan Document on any Collateral with a fair market value of more than $2,000,000 in the aggregate purported to be covered thereby shall, except as otherwise released in accordance with the terms hereof, be asserted by any Loan Party not to be a valid, perfected, first priority Lien (or, with respect to any Mortgaged Vessel, a valid preferred mortgage lien on such Mortgaged Vessel with the priority provided by the Ship Mortgage Act, Chapter 313 of Title 46 of the United States Code) (except as expressly provided in this Agreement or such Loan Document or otherwise arising as a result of an action or omission on the part of the Collateral Trustee);

(j)one or more judgments, orders or awards for the payment of money exceeding $5,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against the Borrower or any of its Restricted Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or award or (ii) there shall be a period of sixty (60) days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)(i) there shall have occurred a License Revocation by any Gaming Authority in one or more jurisdictions in which the Borrower or any of its Restricted Subsidiaries owns or operates Gaming Facilities, which License Revocation (in the aggregate with any other License Revocations then in existence) relates to operations of Borrower and/or the Restricted Subsidiaries that in the most recently ended four fiscal quarter period accounted for fifteen percent (15%) or more of the Consolidated Cash Flow of the Borrower and its Restricted Subsidiaries or (ii) there shall have occurred a License Revocation by any Gaming Authority in more than one jurisdiction in which the Borrower or any of its Restricted Subsidiaries owns or operates Gaming Facilities; provided, however, that in the case of clauses (i) and (ii) any such License Revocation continues for at least sixty (60) consecutive days after the earlier of (x) the date of cessation of the affected operations as a result of such License Revocation and (y) the date that none of the Borrower nor any of its Restricted Subsidiaries nor the Lenders receive the net cash flows generated by any such operations;

(l)the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Borrower or any of its Restricted Subsidiaries or any of their ERISA Affiliates incurs a withdrawal liability that would reasonably be expected to result in a Material Adverse Effect; or a Multiemployer Plan enters critical status as defined in Section 305 of ERISA, and, as a result thereof the Borrower’s or any of its Restricted Subsidiaries’ or any of their ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount that would reasonably be expected to result in a Material Adverse Effect;

(m)any Termination Event with respect to any Employee Plan shall have occurred, which could reasonably be expected to result in a Lien on the assets of the Borrower or any of its

Restricted Subsidiaries, or in a liability to the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(n)a Change of Control shall have occurred; or

(o)the provisions of the Collateral Trust Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto.

Then, upon the occurrence and continuation of any such event, subject to the Collateral Trust Agreement, (x) the Administrative Agent may, and shall at the written request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced and (ii) declare all or any portion of the Revolving Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Revolving Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (y) the Collateral Trustee, may, and shall at the written request of the Administrative Agent or the Required Lenders, by notice to the Borrower, exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to the Borrower or any of its Restricted Subsidiaries, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender or any Issuing Lender, all Commitments shall automatically terminate and all Revolving Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.  Subject to Section 4.03(b), the Administrative Agent may, and upon request of the Required Lenders shall, after the occurrence and during the continuation of any Event of Default, require the Borrower to deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 105% of the face amount of each such Letter of Credit.  Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations and, upon the payment in full of all Letter of Credit Obligations, the payment of any other Obligations.

ARTICLE X

AGENTS

Section 10.01Appointment.  Each Lender (and each subsequent maker of any Revolving Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent to perform the duties of such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Revolving Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each

Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that such Agent shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Revolving Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Revolving Loans and Administrative Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Revolving Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); (ix) in accordance with regulatory requirements of any Gaming Authority and (x) subject to the Collateral Trust Agreement, to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Revolving Loans), the Administrative Agent shall not be required to exercise any discretion or take any action, but the Administrative Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or, where expressly required by the terms of this Agreement, such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or, where expressly required by the terms of this Agreement, or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Revolving Loans; provided, however, that the Issuing Lender shall not be required to refuse to honor a drawing under any Letter of Credit and the Administrative Agent shall not be required to take any action which, in the reasonable opinion of such Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.  In furtherance of the foregoing, the Administrative Agent is hereby irrevocably authorized to appoint and does so appoint Wilmington Trust, National Association, as Collateral Trustee for the benefit of the Secured Parties pursuant to the Collateral Trust Agreement for the purposes of acquiring, holding and enforcing the Liens on the Collateral granted by any of the Loan Parties to secure any of the Obligations and for such other purposes as set forth in the Collateral Trust Agreement, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent is further authorized by the Lenders to enter into, or to direct the Collateral Trustee to enter into, as the case may be, amendments and agreements supplemental to this Agreement or any other Loan Document for the purpose of curing any defect, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which the Administrative Agent or the Collateral Trustee is a party or to effect administrative changes that are not adverse to any Lender (in each case without any consent or approval by the Lenders).

Section 10.02Nature of Duties; Delegation.  (a) The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Administrative Agent shall be mechanical and administrative in nature.  The Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Revolving Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Revolving Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Administrative Agent shall provide to such Lender any documents or reports delivered to the Administrative Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If the Administrative Agent seeks the consent or approval of the Required Lenders (or, where expressly required by the terms of this Agreement, such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  The Administrative Agent shall promptly notify each Lender any time that the Required Lenders (or, where expressly required by the terms of this Agreement, such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.  Without limiting the generality of the foregoing, each Secured Party acknowledges that it has received a copy of the Collateral Trust Agreement, consents to and authorizes the Administrative Agent’s execution and delivery thereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof.

(b)The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.03Rights, Exculpation, Etc.  The Administrative Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, and each Secured Party, the Borrower and each other Loan Party hereby waive and shall not assert (and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Revolving Loan as the owner thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Trustee’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the list or identities of, or enforce compliance with the provisions hereof relating to Disqualifications.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is subject to a Disqualification or (y) have any liability with respect to or arising out of any assignment or participation of Revolving Loans, or disclosure of confidential information, to any Person that is subject to a Disqualification.  The Administrative Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04Reliance.  The Administrative Agent shall, without incurring any liability hereunder, be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05Indemnification.  To the extent that the Administrative Agent or the Issuing Lender is not reimbursed and indemnified by any Loan Party, and whether or not such Agent or the Issuing Lender has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent or the Issuing Lender, reimburse such Agent and the Issuing Lender for and indemnify such Agent and the Issuing Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent or the Issuing Lender), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the Issuing Lender in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the Issuing Lender under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent’s or the Issuing Lender’s gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Revolving Loans and the termination of this Agreement.

Section 10.06Agents Individually.  With respect to its Pro Rata Share of the Total Revolving Credit Commitment hereunder and the Revolving Loans made by it, the Administrative Agent (solely in its capacity as a Lender) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Revolving Loan.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as the Administrative Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07Successor Agent.  (a) The Administrative Agent may at any time give at least thirty (30) days prior written notice of its resignation to the Lenders, the Issuing Lender and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to consultation with the Borrower.  If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative

Agent.  Whether or not a successor Administrative Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)With effect from the Resignation Effective Date, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as a successor Administrative Agent shall have been appointed as provided for above.  Upon the acceptance of a successor’s Administrative Agent’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Administrative Agent in respect of any actions taken or omitted to be taken by it while the retiring Administrative Agent was acting as Administrative Agent.

(c)The resignation or removal of the Collateral Trustee shall be governed by the Collateral Trust Agreement.  To the extent required by applicable Gaming Laws or the conditions of any Gaming License, the Administrative Agent shall notify the applicable Gaming Authorities of any change in any Agent.  The Borrower shall provide advice and assistance to the Administrative Agent in making such notifications.

Section 10.08Collateral Matters.

(a)The Administrative Agent may from time to time make such disbursements and advances (“Administrative Agent Advances”) which the Administrative Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Revolving Loans, Letter of Credit Obligations and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Administrative Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Revolving Loans that are Reference Rate Loans.  The Administrative Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01.  The Administrative Agent shall notify each Lender and the Borrower in writing of each such Administrative Agent Advance, which notice shall include a description of the purpose of such Administrative Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Administrative Agent, upon the Administrative Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Administrative Agent Advance.  If such funds are not made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for three Business Days and thereafter at the Reference Rate.

(b)The Lenders hereby irrevocably authorize the Administrative Agent to direct the Collateral Trustee, at its option and in its discretion, to release any Lien granted to or held by the Collateral Trustee upon any Collateral upon termination of the Total Revolving Credit Commitment and payment and satisfaction of all Revolving Loans, Letter of Credit Obligations and all other Obligations (other than Contingent Indemnity Obligations and excluding Letter of Credit Obligations to the extent Letter of Credit Collateralization has occurred) in accordance with the terms hereof (the “Termination Date”); or constituting Collateral sold, transferred or disposed of by the Loan Parties to Persons that are not Loan Parties or any of their Subsidiaries if such sale, transfer or other disposition is permitted by Section 7.02(c) as certified to the Administrative Agent and/or the Collateral Trustee by the Borrower in a certificate of an Authorized Officer of the Borrower; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02; or to subordinate to any Lien on the Collateral under clauses (g) or (p) of Permitted Liens.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to direct the Collateral Trustee to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c)Without in any manner limiting the Administrative Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Administrative Agent, the authority to release Collateral conferred upon the Agents under Section 10.08(b).  Upon receipt by the Administrative Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) direct the Collateral Trustee to execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Trustee for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in such Agent’s opinion, would expose such Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d)Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Trustee or the Administrative Agent (in the case of any Guaranty) for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Trustee on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Trustee or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Trustee, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Trustee under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Trustee (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Trustee at such sale.

(e)The Administrative Agent shall not have any obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Trustee pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(f)In the event of a direct conflict between the provisions of this Section 10.08 and any provisions of the Collateral Trust Agreement, such provisions of the Collateral Trust Agreement shall control and govern.

Section 10.09Agency for Perfection.  The Administrative Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Trustee thereof, and, promptly upon the Collateral Trustee’s request therefor shall deliver such Collateral to the Collateral Trustee or in accordance with the Collateral Trustee’s instructions.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10No Reliance on any Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Money Laundering and Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (2) any identity verification procedures, (3) any recordkeeping, (4) comparisons with government lists, (5) customer notices or (6) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11No Third Party Beneficiaries.  The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12No Fiduciary Relationship.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13Reports; Confidentiality; Disclaimers.  By becoming a party to this Agreement, each Lender:

(a)is deemed to have requested that the Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each examination report, if any, with respect to the Borrower or any of its Subsidiaries (each, a “Report”) prepared by or at the request of the Administrative Agent, and the Administrative Agent shall so furnish each Lender with each such Report,

(b)expressly agrees and acknowledges that the Administrative Agent (i) does not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and its Subsidiaries and will rely significantly upon the Borrower’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d)agrees to keep all Reports and other material, non-public information regarding the Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold the Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold the Administrative Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorney’s fees and costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14Collateral Custodian.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Trustee or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Trustee or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests.  Each Loan Party hereby agrees to, and to cause its Restricted Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Trustee or its designee may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Trustee or its designee by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

Section 10.15Collateral Trustee May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Trustee and, in the event that the Collateral Trustee shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Trustee any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Trustee and its agents and counsel, and any other amounts due the Collateral Trustee hereunder and under the other Loan Documents.

Section 10.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

ARTICLE XI

GUARANTY

Section 11.01Guaranty.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower and each other Loan Party now or hereafter existing under any Loan Document and any agreement or instrument related to Cash Management Services, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower or such other Loan Party, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower or such other Loan Party, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any other Loan Party to the Secured Parties under any Loan Document or any agreement or instrument related to Cash Management Services but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower or such other Loan Party.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02Guaranty Absolute.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents and agreements or instruments related to Cash Management Services, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.  Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any other Secured Party to any Collateral.  The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following, to the maximum extent permitted by applicable law:

(a)any lack of validity or enforceability of any Loan Document or any agreement or instrument related to Cash Management Services or any agreement or instrument relating thereto;

(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document or any agreement or instrument related to Cash Management Services, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 11.03Waiver.  Each Guarantor hereby waives, to the maximum extent permitted by applicable law (ii) promptness and diligence, (iii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iv) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (v) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (vi) any other defense available to any Guarantor.  Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04Continuing Guaranty; Assignments.  This Article XI is a continuing guaranty and shall (b) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification or other contingent obligations as to which no claim has been made) and all other amounts payable under this Article XI and the Final Maturity Date, (c) be binding upon each Guarantor, its successors and assigns and (d) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (d), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Revolving Loans and Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05Subrogation.  Until the Termination Date, no Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising.  If the Termination Date has occurred, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06Contribution.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (b) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (c) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

Section 11.07Eligible Contract Participant.  Notwithstanding anything to the contrary in any Loan Document or Hedging Agreement, no Guarantor shall be deemed under this Article XI to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article XI becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided however that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Obligations of such Guarantor under this Article XI by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 11.08Keepwell.  Without limiting anything in this Article XI, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Security Agreement in respect of Swap Obligations under any Hedging Agreement (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.08, or otherwise under the Security Agreement, voidable under applicable Requirements of Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section 11.08 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Hedging Agreement have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement.  Each Qualified ECP Guarantor intends that this Section 11.08 constitute, and this Section 11.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.09Gaming Authorities.  Notwithstanding anything to the contrary set forth in this Guaranty or any other Loan Document, the Administrative Agent acknowledges and agrees that its rights, remedies and powers under this Guaranty may be exercised only to the extent that (i) the exercise thereof does not violate any applicable laws, rules and regulations of the Gaming Authorities, including Gaming Laws, and (ii) all necessary approvals, licenses and consents from the Gaming Authorities required in connection therewith are obtained.  Notwithstanding any other provision of this Guaranty, the Guarantors expressly authorize the Administrative Agent to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Guarantors, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Administrative Agent, any Guarantor, or the Loan Documents.  The parties acknowledge that the provisions of this Section 11.09 shall not be for the benefit of the Guarantors or any other Person other than the Administrative Agent.

ARTICLE XII

MISCELLANEOUS

Section 12.01Notices, Etc.

(a)Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or electronic mail.  In the case of notices or other communications to any Loan Party or the Administrative Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

if to any Loan Party, to it at the following address:

Full House Resorts, Inc.,

One Summerlin

1980 Festival Plaza Dr., Suite 680

Las Vegas, Nevada 89135

Attention:  Lewis Fanger, Chief Financial Officer

Email:  lfanger@fullhouseresorts.com

with copies to (which shall not constitute notice):

Brownstein Hyatt Farber Schreck LLP

410 Seventeenth Street, Suite 2200

Denver, CO 80202-4432

Attention:  Jay Spader

Email:  JSpader@BHFS.com

if to the Administrative Agent, to it at the following address:

Capital One, National Association
PO Box 696561

San Antonio, TX 78269

Attention: Agency Services

Email: agency@capitalone.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Attn: Brett Rosenblatt

Email: brett.rosenblatt@lw.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that notices sent by overnight courier service shall be deemed to have been given when received, provided, further that notices to the Administrative Agent or the Issuing Lender pursuant to Article II shall not be effective until received by the Administrative Agent or the Issuing Lender, as the case may be.

(b)Electronic Communications.

(i)Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Article II if such Lender or the Issuing Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and

(B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02Amendments, Etc.  (a) Subject to the Collateral Trust Agreement and except as provided in Section 1.07, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the applicable Agent (in consultation with the Lenders) and the Borrower (or by the Borrower on behalf of the Loan Parties), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Loan Parties (or by the Borrower on behalf of the Loan Parties), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)(A) increase the Commitment of any Lender, (B) reduce the principal of, or interest on, the Revolving Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender without the prior written consent of such Lender (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders), or (C) postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Revolving Loans or Letter of Credit Obligations payable to any Lender, in each case, without the prior written consent of such Lender; provided that neither any amendment, modification or waiver of a mandatory prepayment required hereunder, nor any amendment of Section 2.05 or any related definitions (including Disposition or Permitted Disposition), shall constitute a reduction of amount of, or an extension of the scheduled date of, any principal installment of any Revolving Loan or other amendment, modification, or supplement to which this clause is applicable;

(ii)increase the Total Revolving Credit Commitment without the prior written consent of each Lender;

(iii)change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loans that is required for the Lenders or any of them to take any action hereunder without the prior written consent of each Lender;

(iv)amend the definition of “Required Lenders” or “Pro Rata Share” without the prior written consent of each Lender;

(v)in each case except as otherwise provided in this Agreement and the other Loan Documents, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, release the Collateral Trustee’s Lien on all or a substantial portion of the Collateral, subordinate any Lien granted in favor of the Collateral Trustee for the benefit of the Secured Parties or release the Borrower or any Guarantor, in each case, without the prior written consent of each Lender;

(vi)amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement or otherwise change or have the effect of changing the priority or pro rata treatment of any payments, Liens, proceeds of Collateral or reductions of Commitments (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), in each case, without the prior written consent of each Lender; or

(vii)amend the definitions of “Cash Management Services” or “Cash Management Bank” without the prior written consent of any Cash Management Bank that would be adversely affected thereby.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by (1) the Administrative Agent, affect the rights or duties of the Administrative Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, or (2) an Issuing Lender, affect the rights or duties of the Issuing Lenders under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party or any of their respective Affiliates to purchase Revolving Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby, and (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.05(e) and Section 4.03.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Revolving Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Revolving Loans of all other Lenders in the aggregate (other than such Defaulting Lender).

(b)No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Cash Management Obligations resulting in such Cash Management Obligations being junior in right of payment to principal of the Revolving Loans or resulting in such Cash Management Obligations becoming unsecured (other than releases of Liens applicable to all Lenders permitted in accordance with the terms hereof), in each case in a manner adverse to any Cash Management Bank, shall be effective without the written consent of such Cash Management Bank.

Section 12.03No Waiver; Remedies, Etc.  No failure on the part of any Agent, any Lender or any Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04Expenses; Attorneys’ Fees.  The Borrower will pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of the Administrative Agent (and in the case of clauses (b) through (n) below following the occurrence and during the continuation of an Event of Default, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable and documented fees, costs, client charges and expenses of one outside law firm for the Administrative Agent (and, in each case, if necessary, one local counsel in each relevant jurisdiction and one special Gaming counsel in each relevant jurisdiction (and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict, informs the Borrower of such conflict and thereafter retains its own counsel, or another firm of counsel for each such affected person)), accounting, due diligence, investigations, searches and filings, appraisals of Collateral, title searches and reviewing environmental assessments, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Administrative Agent’s, any of the Lenders’ or any of the Issuing Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent, any Lender or any Issuing Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Administrative Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Administrative Agent, any Lender or any Issuing Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) after the occurrence and during the continuance of an Event of Default, any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Gaming Facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) [reserved], or (n) the receipt by the Administrative Agent, any Lender or any Issuing Lender of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Administrative Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.  The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05Right of Set-off.  Upon the occurrence and during the continuance of any Event of Default, subject to the Collateral Trust Agreement, any Agent, any Lender or any Issuing Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent, such Lender or such Issuing Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent, such Lender or such Issuing Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (b) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (c) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  The Administrative Agent, each Lender and each Issuing Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Administrative Agent, such Lender or such Issuing Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07Assignments and Participations.

(a)This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it with the prior written consent of the Administrative Agent and the Borrower not to be unreasonably withheld, conditioned or delayed and shall be deemed given if not positively denied by the Borrower within ten (10) Business Days after request therefor; provided, however, that no prior written consent of (i) the Administrative Agent shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or the Administrative Agent or a Related Fund of such Lender or the Administrative Agent or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender and (ii) the Borrower shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or the Administrative Agent or a Related Fund of such Lender or the Administrative Agent, (B) if a Default has occurred and is continuing pursuant to Sections 9.01(a), (f) or (g) or any Event of Default has occurred and is continuing or (C) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c)Assignments shall be subject to the following additional conditions:

(i)Each such assignment shall be in an amount which is at least $250,000 or a multiple of $50,000 in excess thereof (or the remainder of such Lender’s Commitment) for Revolving Credit Commitments (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or the Administrative Agent or a Related Fund of such Lender or the Administrative Agent or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other or the Administrative Agent aggregating to such amount); and

(ii)Except as provided in the last sentence of this Section 12.07(c)(ii), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or the Administrative Agent or a Related Fund of such Lender or the Administrative Agent).  Notwithstanding anything to the contrary contained in this Section 12.07(c)(ii), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or the Administrative Agent or a Related Fund of such Lender or the Administrative Agent without delivering an Assignment and Acceptance to the Administrative Agent or to any other Person; provided, however, that (A) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (B) the Administrative Agent may continue to deal solely and directly with such assigning Lender until receipt by the

Administrative Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(g), (C) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Administrative Agent shall not affect the legality, validity, or binding effect of such assignment, and (D) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or the Administrative Agent or a Related Fund of such Lender or the Administrative Agent shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(f) below; and

(iii)No such assignment shall be made to (A) any Loan Party or any of their respective Affiliates, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) any Person subject to a Disqualification or (D) a natural person.

(d)Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least three (3) Business Days after the delivery thereof to the Administrative Agent, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent, any Lender or any Issuing Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Revolving Loans (and stated interest thereon) (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In the case of an assignment pursuant to the last sentence of Section 12.07(c)(ii) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained, a register (the “Related Party Register”) comparable to the Register on behalf of the Borrower.  The Related Party Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g)Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent pursuant to Section 12.07(b) (which consent of the Administrative Agent must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment and record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Revolving Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent).

(h)A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i)In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j)Any Person who purchases or is assigned, participates in, or otherwise acquires any rights or obligations hereunder to any portion of such Registered Loan shall comply with Section 2.09 as if such Person were a Lender.

(k)Each Lender may sell participations to one or more banks or other entities (other than a natural person, any Person subject to a Disqualification or a Defaulting Lender) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Revolving Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Revolving Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Revolving Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of, and subject to the obligations of, Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Revolving Loans as if it was a Lender.  No such participation shall be made to (A) any Loan Party or any of their respective Affiliates or (B) any Person subject to a Disqualification, any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(l)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Revolving Loans or the Securitization.

Section 12.08Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.  Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS AND THE ISSUING LENDER TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11WAIVER OF JURY TRIAL, ETC.  EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER AND EACH ISSUING LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER OR ANY ISSUING LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER OR ISSUING LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE ISSUING LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12Consent by the Agents and Lenders.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13No Party Deemed Drafter.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14Reinstatement; Certain Payments.  If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (ii) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (iii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15Indemnification; Limitation of Liability for Certain Damages.

(a)In addition to each Loan Party’s other Obligations under this Agreement, to the extent not duplicative of and subject to Section 12.04, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all actions, suits, losses, claims, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses of one firm of counsel for all such Indemnitees, taken as a whole, and, in the case of an actual or perceived conflict of interest, one additional firm of counsel to the affected Indemnitees, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction and a single special Gaming counsel in each appropriate jurisdiction for all such Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, one additional firm of counsel to the affected Indemnitees taken as a whole)) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower or the Issuing Lender’s issuing of Letters of Credit for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Revolving Loans, the Letter of Credit Obligations or the Borrower’s use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) or any Indemnified Matter to the extent (I) it has been determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) a material breach of the obligations of such Indemnitee under the Loan Documents or (II) any proceeding between and among Indemnitees that do not involve an act or omission by the Borrower or its Subsidiaries (other than claims against an Agent in its capacity or in fulfilling its role as the agent or arranger or any other similar role under this Agreement (excluding its role as a Lender)); provided further, that, this Section 12.15 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses, etc. arising from any non-Tax claim.

(b)The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)No Loan Party or Indemnitee shall assert, and each Loan Party and Indemnitee hereby waives, any claim against the Indemnitees or the Loan Parties, as applicable, (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party and Indemnitee hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16Records.  The unpaid principal of and interest on the Revolving Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof and the Letter of Credit Fee shall at all times be ascertained from the records of the Administrative Agent, which shall be conclusive and binding absent manifest error.

Section 12.17Binding Effect.  This Agreement shall become effective when it shall have been executed by each Loan Party, the Administrative Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Administrative Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18Highest Lawful Rate.  It is the intention of the parties hereto that the Administrative Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Administrative Agent, any Lender or any Issuing Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Administrative Agent, such Lender or such Issuing Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (ii) the aggregate of all consideration which constitutes interest under law applicable to the Administrative Agent, any Lender or any Issuing Lender that is contracted for, taken, reserved, charged or received by the Administrative Agent, such Lender or such Issuing Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Administrative Agent, such Lender or such Issuing Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Administrative Agent, such Lender or such Issuing Lender, as applicable, to the Borrower); and (iii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Administrative Agent, any Lender or any Issuing Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by the Administrative Agent, such Lender or such Issuing Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Administrative Agent, such Lender or such Issuing Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Administrative Agent, such Lender or such Issuing Lender to the Borrower).  All sums paid or agreed to be paid to the Administrative Agent, any Lender or any Issuing Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Administrative Agent, such Lender or such Issuing Lender, be amortized, prorated, allocated and spread throughout the full term of the Revolving Loans until payment in full so that the rate or amount of interest on account of any Revolving Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (y) the amount of interest payable to the Administrative Agent, any Lender or any Issuing Lender on any date shall be computed at the Highest Lawful Rate applicable to the Administrative Agent, such Lender or such Issuing Lender pursuant to this Section 12.18 and (z) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Administrative Agent, such Lender or such Issuing Lender would be less than the amount of interest payable to the Administrative Agent, such Lender or such Issuing Lender computed at the Highest Lawful Rate applicable to the Administrative Agent, such Lender or such Issuing Lender then the amount of interest payable to the Administrative Agent, such Lender or such Issuing Lender or in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Administrative Agent, such Lender or such Issuing Lender until the total amount of interest payable to the Administrative Agent, such Lender or such Issuing Lender shall equal the total amount of interest which would have been payable to the Administrative Agent, such Lender or such Issuing Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Administrative Agent, the Lenders and the Issuing Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19Confidentiality.  The Administrative Agent, each Lender and each Issuing Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by the Administrative Agent, any Lender or any Issuing Lender of any such information (ii) to its Affiliates and Related Funds and to its and its Affiliates’ and Related Funds’ respective equityholders (including, without limitation, partners), actual or potential financing sources, directors, officers, employees, agents, trustees, counsel, advisors, auditors, and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (iii) to any other party hereto; (iv) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (v) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (vi) to the National Association of Insurance

Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vii) in connection with any litigation to which the Administrative Agent, any Lender or any Issuing Lender is a party; (viii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (ix) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.19 or (B) available to or in the possession of such Lender, Issuing Lender or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party and their Related Persons) not known by them to be subject to disclosure restrictions, (x) to the extent necessary or customary for inclusion in league table measurements, or (xi) with the consent of the Borrower.

Section 12.20Public Disclosure.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other similar public disclosure (excluding, for the avoidance of doubt, any disclosure required under reporting requirements promulgated by the Securities and Exchange Commission) using the name of an Agent, any Lender, any Issuing Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of the Agents (which consent shall not be unreasonably withheld), except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent, such Lender or such Issuing Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes each Agent, each Lender and each Issuing Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent, such Lender or such Issuing Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent, such Lender or such Issuing Lender or shall deem appropriate.

Section 12.21Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22USA PATRIOT Act; Beneficial Ownership Regulation.  Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the entities composing the Loan Parties, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Loan Parties in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 12.23Acknowledgement Regarding Any Supporting QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 12.24Gaming Laws.

(a)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Agreement and the other Loan Documents are subject to the Gaming Laws.  Without limiting the foregoing, the Administrative Agent, each Lender, each Issuing Lender and each participant acknowledges that (i) it is the subject of being called forward by any Gaming Authority, in its discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Agreement and the other Loan Documents, including with respect to the entry into and ownership and operation of the Gaming Facilities (including hosting lottery, betting, wagering, or other Gaming activities thereon), the possession or control of Gaming equipment, a Gaming License and receipt of payments based on earnings, profits or receipts from Gaming, may be exercised only to the extent, and in the manner, that the exercise thereof does not violate any applicable Gaming Laws and only to the extent that required approvals, including prior approvals, are obtained from the requisite Governmental Authorities.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the Administrative Agent, each Lender, each Issuing Lender and each participant agrees to cooperate, at the Borrower’s expense, with each Gaming Authority (and, in each case, to be subject to Section 2.12) in connection with the administration of their regulatory jurisdiction over the Loan Parties, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Administrative Agent, any of the Lenders, Issuing Lenders or participants, the Borrower and its Subsidiaries or to the Loan Documents.  Further, each Loan Party hereby expressly authorizes the Administrative Agent, the Collateral Trustee, each Lender, each Issuing Lender and each participant to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and its Subsidiaries, including, without limitation, to the extent not inconsistent with the internal policies of the Administrative Agent, the Collateral Trustee, such Lender, such Issuing Lender or participant and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such applicable Gaming Authorities relating to the Administrative Agent, the Collateral Trustee, Lenders, Issuing Lenders, participants or Borrower or any Subsidiary thereof, or the Loan Documents.  The parties hereto acknowledge that the provisions of this subsection (b) shall not be for the benefit of any Loan Party or any other Person other than the Administrative Agent, the Collateral Trustee, the Lenders, the Issuing Lenders and the participants.

(c)If during the continuance of an Event of Default it shall become necessary, or in the opinion of the Administrative Agent or the Collateral Trustee, advisable for an agent, supervisor, receiver or other representative of the Lenders and the Issuing Lenders to become licensed or found suitable under any Gaming Laws as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or otherwise to enforce the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents, the Borrower and the other Loan Parties hereby agree to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

Section 12.25The Collateral Trustee.  The Collateral Trustee shall be an express third party beneficiary of this Agreement to the extent necessary to enjoy the rights, protections, immunities and indemnities afforded to the Collateral Trustee hereunder; provided that the foregoing shall not be construed to impose on the Collateral Trustee the duties or obligations of the Administrative Agent.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

FULL HOUSE RESORTS, INC.

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Senior Vice President, Chief Financial Officer, and Treasurer

GUARANTORS:

FHR-ATLAS LLC

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

FHR-COLORADO LLC

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

FULL HOUSE SUBSIDIARY, INC.

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

FULL HOUSE SUBSIDIARY II, INC.

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

GAMING ENTERTAINMENT (INDIANA) LLC

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

GAMING ENTERTAINMENT (KENTUCKY) LLC

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

GAMING ENTERTAINMENT (NEVADA) LLC

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

RICHARD AND LOUISE JOHNSON, LLC

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

SILVER SLIPPER CASINO VENTURE LLC

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

STOCKMAN’S CASINO

By:	/s/ Lewis A. Fanger
Name:	Lewis A. Fanger
Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, an Issuing Lender and a Lender

By:	/s/ Andrew Crain
Name:	Andrew Crain
Title:	Managing Director

[Signature Page to Credit Agreement]

SCHEDULE 1.01(A)

LENDERS AND LENDERS’ COMMITMENTS

Lenders	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Total Revolving Credit Commitment
Capital One, National Association	$15,000,000.00	100%	$15,000,000.00
Total	$15,000,000	100%	$15,000,000

SCHEDULE 1.01(B)

EXISTING LIENS

#	Debtor Name	Secured Party Name	File Number	File Date	Jurisdiction	Property Encumbered
1.	Full House Resorts, Inc.	Yesco Financial Solutions LLC	2017 1112074	2/17/2017	DE	Full color message units with LED illuminated channel letters reading “Stockman’s Casino”
2.	Full House Resorts, Inc.	Konami Gaming, Inc.	2018 1191283	2/20/2018	DE	Gaming equipment
3.	Gaming Entertainment (Nevada) LLC	HR Lake Tahoe Owner, LLC (as successor to Hyatt Equities, LLC)	4225412	4/11/2013	Washoe County, NV	All assets
4.	Gaming Entertainment (Nevada) LLC	Aristocrat Technologies Inc.	2017018660-5	7/6/2017	NV	Gaming equipment
5.	Gaming Entertainment (Nevada) LLC	Aristocrat Technologies Inc.	2015026817-4	9/29/2015	NV	Gaming Equipment
6.	Gaming Entertainment (Nevada) LLC	HR Lake Tahoe Owner, LLC (as successor to Hyatt Equities, LLC)	2019052248-1	11/1/2019	NV	All assets, fixtures

2

#	Debtor Name	Secured Party Name	File Number	File Date	Jurisdiction	Property Encumbered
7.	Gaming Entertainment (Nevada) LLC	HR Lake Tahoe Owner, LLC (as successor to Hyatt Equities, LLC)	4979053	12/4/2019	Washoe County, NV	All assets, fixtures
8.	Gaming Entertainment (Nevada) LLC	HR Lake Tahoe Owner, LLC	5022181	4/23/2020	Washoe County, NV	All assets, fixtures
9.	Gaming Entertainment (Indiana) LLC	Aristocrat Technologies Inc.	2015029608-4	10/27/2015	NV	Gaming equipment
10.	Gaming Entertainment (Indiana) LLC	U.S. Bank Equipment Finance, a Division of U.S. Bank National Association	2018003061-0	1/30/2018	NV	Copiers and Printers
11.	Gaming Entertainment (Indiana) LLC	VGM Financial Services, a Division of TCF National Bank	2020128162-2	9/3/2020	NV	Golf Equipment
12.	Stockman’s Casino	WMS Gaming Inc.	2005012691-9	4/25/2005	NV	Equipment
13.	Stockman’s Casino	Young Electric Sign Company	2011032549-5	12/8/2011	NV	Equipment
14.	Stockman’s Casino	Aristocrat Technologies Inc.	2016002666-7	1/28/2016	NV	Equipment

3

#	Debtor Name	Secured Party Name	File Number	File Date	Jurisdiction	Property Encumbered
15.	Stockman’s Casino	Yesco Financial Solutions LLC	2016029680-8	10/20/2016	NV	Equipment
16.	Stockman’s Casino	IGT	2019047833-8	10/1/2019	NV	Gaming Equipment
17.	FHR–Colorado LLC	Konami Gaming, Inc.	2019011755-3	4/8/2019	NV	Equipment
18.	FHR–Colorado LLC	Konami Gaming, Inc.	2019013297-3	4/18/2019	NV	Equipment

4

SCHEDULE 6.01(c)

GOVERNMENTAL APPROVALS

The Loan Parties will notify each of the below regulatory authorities of the closing of the transactions contemplated by the Credit Agreement and the other Loan Documents upon the occurrence of the Effective Date.  While the Loan Parties only require post-closing approval from the Nevada Gaming Commission for the pledge of equity involved in this transaction and post-closing ratification by the Indiana Gaming Commission of the interim approval of the Executive Director of the Indiana Gaming Commission, the below regulatory authorities retain the right to seek additional information about the transaction and its impact on the Loan Parties’ licensed activities.

1.	Nevada Gaming Commission
2.	Mississippi Gaming Commission
3.	Indiana Gaming Commission
4.	Colorado Gaming Commission

5

SCHEDULE 6.01(e)

SUBSIDIARIES

Legal Name	Jurisdiction of Organization	Owner of Outstanding Stock of the Stock Issuer or LLC Interests of the Limited Liability Company	Percentage of Outstanding Stock of the Stock Issuer or LLC Interests of the Limited Liability Company	Unrestricted Subsidiary
FHR-Atlas LLC	Nevada	Full House Resorts, Inc.	100%	No
FHR-Colorado LLC	Nevada	Full House Subsidiary, Inc.	100%	No
Full House Subsidiary II, Inc.	Nevada	Full House Resorts, Inc.	100%	No
Full House Subsidiary, Inc.	Delaware	Full House Resorts, Inc.	100%	No
Gaming Entertainment (Indiana) LLC	Nevada	Full House Resorts, Inc.	100%	No
Gaming Entertainment (Kentucky) LLC	Nevada	Full House Resorts, Inc.	100%	No
Gaming Entertainment (Nevada) LLC	Nevada	Full House Resorts, Inc.	100%	No
Richard and Louise Johnson, LLC	Kentucky	Full House Resorts, Inc.	100%	No
Silver Slipper Casino Venture LLC	Delaware	Full House Resorts, Inc.	100%	No
Stockman’s Casino	Nevada	Full House Resorts, Inc.	100%	No

6

SCHEDULE 6.01(f)

LITIGATION

None.

7

SCHEDULE 6.01(o)

PROPERTIES

Address	Lessee	Lessor
5000 South Beach Blvd. and 5061 Shipyard Rd. Bay St. Louis, MS	Silver Slipper Casino Venture LLC	Cure Land Company, LLC
5000 South Beach Blvd and 5061 Shipyard Rd., Bay St. Louis, MS (Tidelands Area)	Silver Slipper Casino Venture LLC	The State of Mississippi, by the Secretary of State with the approval of the Governor
7431 Highway 90, Bay St. Louis, MS	Silver Slipper Casino Venture LLC	Chelsea Co., LLC
8244 Lakeshore Road, Bay St. Louis, MS	Silver Slipper Casino Venture LLC	Cure Land Company, LLC
7165 Lower Bay Road, Bay St. Louis, MS	Silver Slipper Casino Venture LLC	Estate of Sue Sellier
256 Dorral Way, Fallon, NV	Stockman’s Casino	Mello Self Storage
123 E. Bennett Avenue, Cripple Creek, CO	FHR-Colorado LLC	123 E. Bennett, LLC

Lots 4-5, Block 43, Cripple Creek Hayden Placer Addition, also referred to as Account No. R0000281, Parcel ID 4005.131290020

Lots 6-11, Block 1, Cripple Creek Fremont Addition, also referred to as Account No. R0000458, Parcel ID 4005.134030020

Lots 6-10, Block 12, Cripple Creek Fremont Addition, also referred to as Account No. R0000464, Parcel ID 4005.134090170

Lots 15-17, Block 12, Cripple Creek Fremont Addition, also referred to as Account No. R0000462, Parcel ID 4005.134090090

	FHR-Colorado LLC	Iron Dukes, Inc.
217 East Bennett, Cripple Creek, CO	FHR-Colorado LLC	Cripple Creek Development Co., and Blue Building Development, Inc.

8

Address	Lessee	Lessor
209 East Bennett, Cripple Creek, CO	FHR-Colorado LLC	Cripple Creek Development Co., and Blue Building Development, Inc.
120 North 2nd Street, Cripple Creek, CO	FHR-Colorado LLC	Cripple Creek Development Co., and Blue Building Development, Inc.
Lots 1 through 13, Block 17, Cripple Creek Freemont Addition, also known by Teller County Assessor's Schedule Nos. R0000312 through R0000323.	FHR-Colorado LLC	Cripple Creek Development Co., and Blue Building Development, Inc.
Lots 29 through 36, Block 8, Cripple Creek Freemont Addition, also known by Teller County Assessor's Schedule Nos. R0000288, R0000289 and R0000290.	FHR-Colorado LLC	Cripple Creek Development Co., and Blue Building Development, Inc.
279 East Bennett Avenue, Cripple Creek, CO	FHR-Colorado LLC	Imperial Holdings Group LLC
1980 Festival Plaza Drive, Suite 680, Las Vegas, NV	Full House Resorts, Inc.	The Shops at Summerlin North, LP
776 Rising Star Drive Rising Sun, IN 47040	Gaming Entertainment (Indiana) LLC	Rising Sun/Ohio County First, Inc.
111 Country Club Dr, Incline Village, NV	Gaming Entertainment (Nevada) LLC	HR Lake Tahoe Owner, LLC

9

SCHEDULE 6.01(q)

ENVIRONMENTAL MATTERS

None.

10

SCHEDULE 6.01(r)

INSURANCE

Insured	Insurer	Type of Insurance
Full House Resorts, Inc.	Arch Specialty Insurance Company	Commercial Property Insurance
Full House Resorts, Inc.	Axis Surplus Insurance Company	Commercial Property Insurance
Full House Resorts, Inc., d/b/a Silver Slipper	Endurance American Specialty Insurance Company	Commercial Property Insurance
Full House Resorts, Inc.	Evanston Insurance Company	Commercial Property Insurance
Full House Resorts, Inc., d/b/a Silver Slipper Casino Venture LLC	RSUI/Landmark American Insurance Company	Commercial Property Insurance
Full House Resorts, Inc.; Silver Slipper Casino Venture LLC	First Specialty Insurance Corporation	Commercial Property Insurance
Full House Resorts, Inc.; Silver Slipper Casino Venture, LLC; WUD Silver Slipper LLC	Kinsale Insurance Company	Commercial Property Insurance
Full House Resorts, Inc., d/b/a Silver Slipper Casino Venture, LLC	RSUI/Landmark American Insurance Company	Commercial Property Insurance
Full House Resorts, Inc.	Underwriters at Lloyd’s, London	Commercial Property Insurance
Full House Resorts, Inc.	Lloyd’s of London	Commercial Property Insurance
Full House Resorts, Inc., d/b/a Silver Slipper Casino Venture, LLC	Falls Lake Fire /Eagle	Commercial Property Insurance
Full House Resorts, Inc.	Underwriters at Lloyd’s, London	Commercial Property Insurance

11

Insured	Insurer	Type of Insurance
Full House Resorts, Inc., d/b/a Silver Slipper Casino Venture, LLC	Landmark American Insurance Company	Commercial Property Insurance
Full House Resorts, Inc., d/b/a Silver Slipper Casino Venture LLC	Starr Surplus Lines Insurance Company	Commercial Property Insurance
Full House Resorts, Inc., d/b/a Silver Slipper Casino Venture LLC	Western World Insurance Company	Commercial Property Insurance
Full House Resorts, Inc., d/b/a Silver Slipper Casino Venture LLC	Westchester Surplus Lines Insurance Company	Commercial Property Insurance
Full House Resorts, Inc.	Zurich American Insurance Company	Commercial Property Insurance
Full House Resorts, Inc.	Continental Casualty Company (CNA)	D&O Policy
Full House Resorts, Inc.	QBE Insurance Corporation	Excess D&O
Full House Resorts, Inc.	Ace American Insurance Company (Chubb)	Excess D&O Side A
Full House Resorts, Inc.	Endurance American Insurance Company (Sompo International)	Excess D&O Side A
Full House Resorts, Inc.	Federal Insurance Company (Chubb)	Executive Protection Portfolio (EPL)
Full House Resorts, Inc.	Continental Casualty Company (CNA)	Commercial Crime Policy
Full House Resorts, Inc.	CFC Underwriting Limited	Cyber Liability Policy
Full House Resorts, Inc.	Starr Indemnity & Liability Company	Commercial Auto Liability Program

12

Insured	Insurer	Type of Insurance
Full House Resorts, Inc. Gaming Entertainment (Indiana) LLC Gaming Entertainment (Kentucky) LLC	Navigators Insurance	Marine Policy of Insurance
Full House Resorts, Inc. Gaming Entertainment (Indiana) LLC Gaming Entertainment (Kentucky) LLC	Evanston Insurance Company (Markel)	Excess Pollution Policy
Full House Resorts, Inc.	Great American Insurance Group	Fiduciary Liability Insurance
Full House Resorts, Inc.	Starr Indemnity & Liability Company	Commercial General Liability, Including Liquor Liability
Full House Resorts, Inc.	Hiscox Insurance Company, Inc.	HICI Kidnap and Ransom Insurance Policy
Full House Resorts, Inc.	Zurich American Insurance Company	Commercial Hull Policy
Full House Resorts, Inc.	Zurich American Insurance Company	The Zurich Edge Policy (Property)
Full House Resorts, Inc.	Hiscox Insurance Company, Inc.	Standalone Terrorism and Sabotage Insurance Policy
Full House Resorts, Inc.	Water Quality Insurance Syndicate	Worldwide Vessel Pollution Policy

13

Insured	Insurer	Type of Insurance

Full House Resorts, Inc.

Stockman's Casino

Full House Subsidiary, Inc.

Gaming Entertainment (Indiana) LLC

Full House Subsidiary II, Inc.

Gaming Entertainment (Nevada) LLC

Gaming Entertainment (Kentucky) LLC

Silver Slipper Gaming LLC

Richard and Louise Johnson, LLC

FHR-Colorado LLC

Southern Magnolia, LLC

Silver Slipper Casino Venture LLC

	Ace Property and Casualty Insurance Company Producer Name: Distinguished Specialty Insurance Brokerage LLC	Commercial Umbrella and Excess Liability Master Insurance Policies Combined
Full House Resorts, Inc. Stockman's Casino Gaming Entertainment (Indiana) LLC Gaming Entertainment (Nevada) LLC Gaming Entertainment (Kentucky) LLC FHR-Colorado, LLC Silver Slipper Casino Venture LLC	Starr Indemnity & Liability Company	Worker’s Compensation Insurance

14

SCHEDULE 6.01(u)

INTELLECTUAL PROPERTY

None.

15

SCHEDULE 7.01(t)

POST-CLOSING DELIVERABLES

None.

16

SCHEDULE 7.02(g)

EXISTING AFFILIATE TRANSACTIONS

None.

17

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [            ] (this “Agreement”), to the Credit Agreement referred to below is entered into by and among the Borrower (as defined below),[NAME OF ADDITIONAL GUARANTOR], a [            ] (the “Additional Guarantor”) and Capital One, National Association (“Capital One”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

WHEREAS, Full House Resorts, Inc. (the “Borrower”), the Persons (as defined therein) party thereto as guarantors (together with each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and, collectively, the “Guarantors”), the financial institutions from time to time party thereto as lenders (each a “Lender” and, collectively, the “Lenders”) and the Administrative Agent have entered into that certain Credit Agreement, dated as of March 31, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrower (each a “Revolving Loan” and collectively the “Revolving Loans”) in an aggregate principal amount set forth therein;

WHEREAS, the Borrower’s obligation to repay the Revolving Loans and all other Obligations of the Borrower and each other Loan Party are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Credit Agreement, the Additional Guarantor is required to become a Guarantor by, among other things, executing and delivering this Agreement to the Administrative Agent; and

WHEREAS, the Additional Guarantor has determined that the execution, delivery and performance of this Agreement will directly benefit, and are within the corporate purposes and in the best interests of, the Additional Guarantor.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All terms used in this Agreement which are defined in the Credit Agreement and not otherwise defined in this Agreement shall have the same meanings herein as set forth in the Credit Agreement.

SECTION 2. Joinder of Additional Guarantor.

(a)Pursuant to Section 7.01(b) of the Credit Agreement, by its execution of this

Agreement, the Additional Guarantor hereby (i) confirms that, after giving effect to supplements to each schedule to the Credit Agreement attached hereto, the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects as to such Additional Guarantor (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and (ii) agrees that, from and after the effective date of this Agreement, the Additional Guarantor shall be a party to the Credit Agreement and shall be bound, as a Guarantor, by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the Guarantors, including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally, in favor of the Administrative Agent and the Lenders pursuant to Article XI of the Credit Agreement. The Additional Guarantor hereby agrees that from and after the effective date of this Agreement each reference to a “Guarantor” or a “Loan Party” and each reference to the “Guarantors” or the “Loan Parties” in the Credit Agreement and any other Loan Document shall include the Additional Guarantor. The Additional Guarantor acknowledges that it has received a copy of the Credit Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b)Without limiting the generality of the foregoing, the Additional Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all the Guaranteed Obligations, and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in Article XI of the Credit Agreement.

(c)Attached hereto are supplements to each Schedule to the Credit Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional Guarantor. The Schedules to the Credit Agreement shall, without further action, be amended to include the information contained in each such supplement.

SECTION 3. Effectiveness. This Agreement shall become effective upon its execution by the Administrative Agent and receipt by the Administrative Agent or the Collateral Trustee, as applicable, of the following, in each case in form and substance reasonably satisfactory to the Administrative Agent:

(a)counterparts to this Agreement, duly executed by the Additional Guarantor, the Borrower and the Administrative Agent, together with the Schedules referred to in Section 2(c) hereof;

(b)a Joinder Agreement, substantially in the form of Annex I to the Security Agreement (the “Security Agreement Joinder”), and a Security Agreement Supplement, substantially in the form of Exhibit A to the Security Agreement (the “Security Agreement

Supplement”), each duly executed by the Additional Guarantor, and any instruments of assignment or other documents reasonably required to be delivered to the Collateral Trustee pursuant to the terms thereof;

(c)a Collateral Trust Joinder (as defined in the Collateral Trust Agreement), substantially in the form of Exhibit C to the Collateral Trust Agreement;

(d)a joinder to the Intercompany Subordination Agreement, duly executed by the Additional Guarantor, in accordance with Section 17 of the Intercompany Subordination Agreement, in form and substance reasonably satisfactory to the Administrative Agent;

(e)(A) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Additional Guarantor required to be pledged pursuant to the Security Agreement and each Subsidiary of the Additional Guarantor and (B) all original promissory notes of such Additional Guarantor, if any, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer in such form as the Administrative Agent may reasonably request;

(f)(A) appropriate financing statements on Form UCC-1 to be filed in such office or offices as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by the Security Agreement Joinder and (B) evidence reasonably satisfactory to the Administrative Agent of the filing of such UCC-1 financing statements;

(g)upon the request of the Administrative Agent, a written opinion or opinions of counsel to the Loan Parties as to such matters as the Administrative Agent may reasonably request (which opinion or opinions shall not be of greater scope than the opinion(s) delivered as of the Effective Date of the Credit Agreement); and

(h)such other agreements, instruments or other documents reasonably requested by the Collateral Trustee or the Administrative Agent in order to create, perfect, establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement Joinder or otherwise to effect the intent that the Additional Guarantor shall become bound by all of the terms, covenants and agreements subject to Guarantors contained in the Loan Documents and that substantially all property and assets of the Additional Guarantor (other than Excluded Assets (as defined in the Security Agreement)) shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

SECTION 4. Covenant. To the extent required under Section 7.01(b) of the Credit Agreement and subject to the time periods set forth therein, the Additional Guarantor shall deliver to the Collateral Trustee, (a) with respect to any real property owned or leased by the Additional Guarantor, a Mortgage and such other Real Property Deliverables and (b) with respect to any Vessel owned by the Additional Guarantor, a Ship Mortgage and such other Vessel Deliverables, in each case, as may be required by the Collateral Trustee or the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the Additional Guarantor.

SECTION 5. Notices, Etc. Notices shall be delivered in accordance with Section 12.01 the Credit Agreement which is hereby incorporated herein, mutatis mutandis.

SECTION 6. General Provisions. (a) The Additional Guarantor hereby confirms that each representation and warranty made by it under the Loan Documents (after giving effect to any updated schedules to the Loan Documents delivered hereunder or any supplement to the any of the Loan Documents delivered in connection herewith) is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date). Each of the Borrower and the Additional Guarantor hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to its respective obligations under the Credit Agreement or any other Loan Document.

(b)Except as supplemented hereby, the Borrower confirms that the Credit Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(c)The Additional Guarantor hereby expressly (i) authorizes the each Agent to file appropriate financing statements or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import) in such office or offices as may be necessary or, in the opinion of such Agent, desirable to perfect the Liens to be created by the Security Agreement Joinder and each of the Loan Documents and (ii) ratifies such authorization to the extent that any Agent has filed any such financing or continuation statements or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(d)The Additional Guarantor agrees to defend, protect, indemnify and hold harmless the Collateral Trustee, Administrative Agent and each other Indemnitee in accordance with Section 12.15 of the Credit Agreement. The Additional Guarantor agrees to pay costs and expenses in accordance with Section 12.04 of the Credit Agreement.

(e)This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

(f)Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g)ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ADDITIONAL GUARANTOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE ADDITIONAL GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. THE ADDITIONAL GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ADDITIONAL GUARANTOR IN ANY OTHER JURISDICTION. THE ADDITIONAL GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR

LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE ADDITIONAL GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH ADDITIONAL GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(h)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(i)THE ADDITIONAL GUARANTOR, THE BORROWER AND THE ADMINISTRATIVE AGENT HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF THE BORROWER AND THE ADDITIONAL GUARANTOR HEREBY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER OR ISSUING LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER OR ISSUING LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH OF THE BORROWER AND THE ADDITIONAL GUARANTOR HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE ISSUING LENDERS ENTERING INTO THIS AGREEMENT.

(j)This Agreement, together with the Credit Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADDITIONAL GUARANTOR:

[_________________________]

By:
Name:
Title:

Address:

BORROWER:

FULL HOUSE RESORTS, INC.

By:
Name:
Title:

ADMINISTRATIVE AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment

Agreement”) is entered into as of [         ] between [         ] (“Assignor”) and [          ] (“Assignee”). Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.In accordance with the terms and conditions of Section 12.07 of the Credit Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and the Assignor's portion of the Commitments and Revolving Loans as specified on Annex I.

2.The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Trustee, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Credit Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Trustee to take such action as the Administrative Agent or the Collateral Trustee (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Trustee (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the

Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4.Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Administrative Agent. The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Administrative Agent and the Borrower, in each case, if required by the Credit Agreement and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Administrative Agent of a processing and recordation fee in the amount of $5,000, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5.As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

6.Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Assignment Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the

Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Assignment Agreement through electronic means and there are no restrictions for doing so in that party’s constitutive documents.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

NOTICE ADDRESS FOR ASSIGNOR

[INSERT ADDRESS]
Telephone No.:
Telecopy No.:

[ASSIGNEE]

By:
Name:
Title:
Date:

NOTICE ADDRESS FOR ASSIGNEE

[INSERT ADDRESS]
Telephone No.:
Telecopy No.:

[ACCEPTED AND CONSENTED TO this [____] day of [________]

CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

FULL HOUSE RESORTS, INC.,
as Borrower

By:
Name:
Title:][1]

1 To the extent required by the Credit Agreement

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.Borrower: Full House Resorts, Inc. (the “Borrower”)

2.Name and Date of Credit Agreement: Credit Agreement, dated as of March 31, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Capital One, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

3.Date of Assignment Agreement:

4.Amount of Revolving Credit Commitment Assigned:

5.Amount of Revolving Loans Assigned:

10.Purchase Price:

11.Settlement Date:

12.Wire Instructions and Notice Information:

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

EXHIBIT C

FORM OF NOTICE OF BORROWING

Date: [           ]

Capital One, National Association, as Administrative Agent

under the below-referenced Credit Agreement

PO Box 696561

San Antonio, TX 78269

Attention: Agency Services

Email: agency@capitalone.com

Ladies and Gentlemen:

The undersigned, Full House Resorts, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of March 31, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Capital One, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), and hereby gives the Administrative Agent notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Loan under the Credit Agreement (the “Proposed Revolving Loan”), and in connection therewith sets forth below the information relating to such Proposed Revolving Loan as required by Section 2.02 of the Credit Agreement. All capitalized terms used herein but not defined herein have the same meanings herein as set forth in the Credit Agreement.

(i)	The aggregate principal amount of the Proposed Revolving Loan is $[__________].
(ii)	The Proposed Revolving Loan is a [Reference Rate Loan] [LIBOR Rate

Loan, with an initial Interest Period of [ ] month[s]].2

(iii)	The borrowing date of the Proposed Revolving Loan is [_________].[3]
(iv)	The proceeds of the Proposed Revolving Loan should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions set forth on Annex I hereto.

2 Interest Period must be one, two or three months.

3 Not later than 11:00 a.m. (New York City time) on the date which is three (3) Business Days prior to the date of the Proposed Revolving Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the Proposed Revolving Loan).

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The undersigned hereby certifies that (i) the representations and warranties contained in Article VI of the Credit Agreement and in each other Loan Document, certificate or other writing delivered by any Loan Party to any Secured Party pursuant thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) no Default or Event of Default has occurred or is continuing or will result from the making of the Proposed Revolving Loan to be made as of the date of the Proposed Revolving Loan and (iii) the other conditions set forth in Section 5.02 of the Credit Agreement have been satisfied as of the date hereof.

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FULL HOUSE RESORTS, INC.

By:
Name:
Title:

ANNEX I

Payment Instructions

Name of Bank:

ABA No:
Account Name:
Attention:
Account No:
Ref:

EXHIBIT D

FORM OF LIBOR NOTICE

Date: [           ]

Capital One, National Association, as Administrative Agent

under the below-referenced Credit Agreement

PO Box 696561

San Antonio, TX 78269

Attention: Agency Services

Email: agency@capitalone.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of March 31, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Full House Resorts, Inc. (the “Borrower”), the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Capital One, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice4 represents the Borrower’s request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $[] of the outstanding principal amount of the Revolving Loans (the “Requested Loan”)[, and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent].

[Such Requested Loan will have an Interest Period of [one] [two] [three] month(s),

commencing on.]

[This LIBOR Notice further confirms the Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.]

The Borrower certifies that no Default or Event of Default has occurred and is continuing or will result from the [conversion] [continuation] of the Requested Loan or will occur or be continuing on the date of the Requested Loan.

4 To be delivered to the Administrative Agent prior to 11:00 a.m. (New York time) at least three (3) Business Days prior to (i) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (ii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of then current Interest Period.

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D - 1

FULL HOUSE RESORTS, INC.

By:
Name:
Title:

EXHIBIT E

REVOLVING LOAN NOTE

Revolving Lender: [ ]	New York, New York
Principal Amount: $[ ]	[DATE]

FOR VALUE RECEIVED, Full House Resorts, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above and its registered assigns (the “Revolving Lender”), at the office of the Administrative Agent set forth in the Credit Agreement referred to below or such other place as the Administrative Agent shall have specified, the principal amount set forth above (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loan made by the Lender to the Borrower under the Credit Agreement), in Dollars and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Revolving Loan, at such office, in like money and funds, for the period commencing on the date of the advancement of such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Credit Agreement dated as of March 31, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto and Capital One, National Association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Credit Agreement, among other things, contains provisions for acceleration of the maturity of the unpaid principal amount of this Revolving Loan Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Revolving Loan Note is a Loan Document, is entitled to the benefits of the Loan Documents, and is subject to certain provisions of the Credit Agreement, including Sections 12.10 (Consent to Jurisdiction; Service of Process and Venue) and 12.11 (Waiver of Jury Trial, Etc.) thereof.

This Revolving Loan Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

This Revolving Loan Note shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York.

[SIGNATURE PAGE FOLLOWS]

E - 1

IN WITNESS WHEREOF, the Borrower has caused this Revolving Loan Note to be executed and delivered by its duly authorized officer as of the day and year set forth above.

FULL HOUSE RESORTS, INC., as the Borrower

By:
Name:
Title: